G A T E W A Y  E N T E R P R I S E S  L T D .

Suite 750, 625 Howe Street

Vancouver, BC, V6C 2T6

Telephone: 604-646-0188

A N N U A L  A N D  E X T R A O R D I N A R Y  G E N E R A L

M E E T I N G  O F  M E M B E R S

Notice of Annual and Extraordinary General Meeting

and Information Circular

November 30, 2003

The TSX Venture Exchange has not in any way passed upon the merits of the transactions described herein and any representation to the contrary is an offence

GATEWAY ENTERPRISES LTD.

Suite 750, 625 Howe Street Vancouver, BC, V6C 2T6

Telephone: 604-646-0188

NOTICE OF ANNUAL AND EXTRAORDINARY GENERAL MEETING OF
MEMBERS TO BE HELD ON TUESDAY, JANUARY 6, 2004

TO THE MEMBERS:

NOTICE IS HEREBY GIVEN that an annual and extraordinary general meeting of Gateway Enterprises Ltd. (the “Company”) will be held at 10th floor, 595 Howe Street, Vancouver, British Columbia, on Tuesday, the 6th day of January, 2004 at the hour of 10:00 a.m. (Vancouver time) for the following purposes:

1.

Annual Report

The shareholders of the Company (the "Shareholders") will be asked to receive the annual report of the directors to the Shareholders.

2.

Financial Statements

The Shareholders will be asked to receive the audited financial statements of the Company for the year ended June 30, 2003 with the auditor’s report thereon.

3.

Auditors

The Shareholders will be asked to appoint the auditor for the ensuing year and authorize the directors to fix the auditor’s remuneration.

4.

Qualifying Transaction

The Shareholders, excluding Non Arm's Length Parties will be asked to consider, and if deemed advisable, approve by way of an ordinary resolution, the proposed acquisition by the Company of all of the issued and outstanding shares of Portal de Oro (BVI) Ltd. (“Portal”) which will serve as the Company’s “Qualifying Transaction” pursuant to the policies of the TSX Venture Exchange (the “Qualifying Transaction Resolution”), as more particularly set out in the section of the accompanying Information Circular entitled “Particulars of Matters to be Acted Upon – Approval of Proposed Qualifying Transaction” on page 7 therein and “Proposed Qualifying Transaction” on page 10 therein.

5.

Stock Option Plan

The Disinterested Shareholders will be asked, subject to the Qualifying Transaction Resolution being passed, to consider and if deemed advisable, to pass an ordinary resolution authorizing the Board of Directors to implement a stock option plan (the “Stock Option Plan Resolution”) upon the completion of the Qualifying Transaction on the basis set out in the section of the Information Circular entitled “Particulars of Matters to be Acted Upon – Stock Option Plan" on page 9 therein.

6.

Name Change

The Shareholders will be asked, subject to the Qualifying Transaction Resolution being passed, to consider and if deemed advisable, to approve, by Special Resolution, the change of the name of the Company to “Portal de Oro Resources Ltd.” (the “Resulting Issuer”) (the "Name Change Resolution") or such other name that may be proposed and approved by Special Resolution as more particularly set out in the section of the accompanying Information Circular entitled “Particulars of Matters to be Acted Upon – Name Change” on page 8 herein.

7.

Election of Directors

Subject to the Qualifying Transaction Resolution being passed, the Shareholders will be asked to consider, and if deemed advisable, to pass an ordinary resolution to approve, subject to completion of the Qualifying Transaction, an increase in the number of directors of the Company from 4 to 5 and the election of a new board of directors.

8.

Other Business

To transact such other business as may properly come before the Meeting or any adjournments thereof.

Accompanying this Notice of Meeting is an Information Circular that includes financial statements of the Company, a Form of Proxy and a form whereby Members can request to be added to the Company’s supplemental mailing list. The accompanying Information Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this Notice.

Shareholders who are unable to attend the Meeting are requested to complete, sign, date and return the enclosed Form of Proxy to the Company’s registrar and transfer agent, Pacific Corporate Trust Company. A proxy will not be valid unless it is deposited at the office of Pacific Corporate Trust Company, 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or any adjournments thereof. Please advise the Company of any change in your mailing address.

Only holders of Shares of record at the close of business on November 29, 2003 will be entitled to vote at the Meeting.

Capitalized terms used herein are defined elsewhere in the accompanying Information Circular and in the Glossary on page i.

The full text of the resolutions to be proposed at the Meeting relating to the special business is set forth in the accompanying Information Circular.

DATED at Vancouver, British Columbia, this 30th day of November, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald F. Miles

President and a Director

TABLE OF CONTENTS

GLOSSARY VIII

GLOSSARY OF GEOLOGICAL TERMS XI

SUMMARY XVII

- The Meeting XVII
- The Proposed Transaction XVII
- Change of Name XVIII
- Stock Option Plan XVIII
- Election of Directors XVIII
- Summary of Risk Factors XVIII

INTRODUCTION 1

PROXIES AND VOTING RIGHTS 1

- Management Solicitation and Appointment of Proxies 1
- Revocation of Proxies 1
- Voting of Shares and Proxies and Exercise of Discretion by Proxyholders 2

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES 3

EXECUTIVE COMPENSATION 4

- Executive Officers 4
- Summary Compensation Table 5
- Options, Stock Appreciation Rights and Other Rights to Purchase Securities 5
- Long-Term Incentive Plans 5
- Pension Benefits 6
- Other Benefits 6
- Direct Remuneration 6
- Employment Contracts 6
- Termination of Employment 6
- Compensation of Directors 6
- Other Compensation to Directors 7

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS 7

MANAGEMENT CONTRACTS 7

PARTICULARS OF MATTERS TO BE ACTED UPON 7

- Appointment of Auditor 7
- Approval of Proposed Qualifying Transaction 7
- Name Change 8
- Stock Option Plan 9
- Election of Directors 10
- Other Matters 10

PROPOSED QUALIFYING TRANSACTION 10

- General Transaction Terms 10
- Conditions to Completion of Proposed Transaction 11
- Finder's Fee 12
- Financings 12
- Sponsorship Requirement 12
- Approvals 13
- Variation of Meeting Matters 13

- Summary of Transaction and Business of the Resulting Issuer 13
- Available Funds 13
- Principal Purpose for Available Funds of the Resulting Issuer 14
- Conflicts of Interest 14

BUSINESS OF THE RESULTING ISSUER 15

- Description and General Development of the Business 15
- Summary and Analysis of Financial Information of The Company 15
- Summary and Analysis of Financial Information of Portal and Argco 17
- Carrying On Business in Argentina 18
- Portal's Mineral Property 22
- Risk Factors 35

CORPORATE INFORMATION 38

- Name and Incorporation 38
- Intercorporate Relationships 38
- Existing Share Capital and Prior Sales 39
- Fully Diluted Share Capital and Consolidated Share and Loan Capital 40

- Name, Address, Occupation and Security Holding 42
- Management of the Resulting Issuer 43
- Aggregate Ownership of Securities 44
- Other Reporting Issuers 44
- Corporate Cease Trade Orders or Bankruptcies 45
- Penalties or Sanctions 46
- Individual Bankruptcies 46
- Conflicts of Interest 46

- iv -

INDEBTEDNESS OF DIRECTORS, OFFICERS, PROMOTERS AND OTHER MANAGEMENT 46
EXECUTIVE COMPENSATION 46
RELATED PARTY TRANSACTIONS................................47
PROPOSED COMPENSATION 47
PRINCIPAL HOLDERS OF VOTING SECURITIES 47
PUBLIC AND INSIDER OWNERSHIP...............................48

OPTIONS TO PURCHASE SECURITIES 48

OPTIONS AND OTHER RIGHTS TO PURCHASE SECURITIES...48

ESCROWED SECURITIES...51

PARTICULARS OF ANY OTHER MATERIAL FACTS 52

SPONSORSHIP 52
INVESTOR RELATIONS ARRANGEMENTS.....................53
RELATIONSHIP BETWEEN THE COMPANY/PORTAL AND THE SPONSOR........................53
RELATIONSHIP BETWEEN THE COMPANY/PORTAL AND PROFESSIONAL PERSONS 53
LEGAL PROCEEDINGS 53
AUDITOR..53
REGISTRAR AND TRANSFER AGENT 53
MATERIAL CONTRACTS...53
OTHER MATERIAL FACTS..54
FINANCIAL STATEMENTS, REPORTS AND OTHER EXHIBITS...54
APPROVAL OF THE BOARD OF DIRECTORS..................54

CERTIFICATE OF GATEWAY ENTERPRISES LTD. 55

CERTIFICATE OF PORTAL DE ORO (BVI) LTD. 56

CERTIFICATE OF THE SPONSOR 57

SCHEDULE "A" - AUDITED FINANCIAL STATEMENTS OF THE COMPANY.......................86

SCHEDULE "B" – MAPS...99

X:\clients\388501\QT Info Circ #8.doc

- viii -

GLOSSARY

“Acquisition Financing” means the non-brokered private placement of up to 3,000,000 Shares at a price of not less than $0.25 per Share to be completed concurrently with the Closing;

“Argco” means El Portal de Oro S.A., an Argentinean company;

“Arm’s Length Parties” means those persons at arm’s length to the Company or the Proposed Transaction, as determined in accordance with Exchange Policies;

“Available Funds” means the funds available to the Company upon completion of the Bridge Financing, Acquisition Financing and the Proposed Transaction;

“BCCA” means the Company Act, R.S.B.C. 1996, c.62;

“Bridge Financing” means the non-brokered private placement of 1,000,000 Shares at a price of $0.15 per Share to be completed prior to the Closing;

“Business Day” means a day which is not a Saturday, Sunday or statutory holiday in British Columbia;

“Capital Pool Company” or “CPC” means a company listed on the Exchange pursuant to Exchange Policy 2.4, the principal purpose of the company being to identify and evaluate opportunities for the acquisition of an interest in assets or businesses and, once identified and evaluated, to negotiate an acquisition or participation subject to receipt of shareholder approval and acceptance for filing by the Exchange;

“Closing” means the completion of the Proposed Transaction, which is anticipated to take place at the offices of DuMoulin Black, 10th floor, 595 Howe Street, Vancouver, British Columbia, on the Closing Date;

“Closing Date” means the date of the Closing, which is anticipated to be no later than January 31, 2004, assuming necessary regulatory and shareholder approvals are received, or such other date as the Company, Portal and the Sponsor may mutually agree;

“Commission(s)” means one or more of the Securities Commissions of the provinces of British Columbia and Alberta;

“Company” means Gateway Enterprises Ltd., a British Columbia capital pool company;

“Disinterested Shareholders” mean the holders of the Company’s Shares, except for those Shareholders who are related to the Company or to the Qualifying Transaction as defined in Exchange Policies 2.4 and 1.1;

“Escrowed Shareholders” or "Founders" means Ron Miles, Mark Brown, David Hottman and Fontaine Wong;

“Exchange” means the TSX Venture Exchange;

“Exchange Policies” means the policies of the Exchange, and specifically includes Exchange Policy 2.4 regarding Capital Pool Companies and Exchange Policy 5.4 regarding Escrow and Vendor Consideration;

“Letter Agreement” means the agreement dated November 4, 2003 between the Company, Portal and each of the Vendors;

“Meeting” means the meeting of the Members to be held on December 30, 2003 and all adjournments thereof;

“Members” means the registered holders of Shares of the Company on the Record Date;

“Name Change” means the change of the Company’s name from “Gateway Enterprises Ltd.” to “Portal de Oro Resources Ltd.” or such other name as determined by Shareholders at the Meeting;

“New Escrow Agreement” means the agreement to be entered into on the Closing Date between the Company, certain of the Vendors and Pacific Corporate Trust Company, as the trustee, in accordance with Exchange Policy

5.4;

"Non Arm's Length Parties" means those persons not at arm's length to the Company or the Proposed Transaction as determined in accordance with Exchange Policies;

“Original Escrow Agreement” means the escrow agreement dated October 19, 2000, entered into between the Company, the Escrowed Shareholders and Pacific Corporate Trust Company as the trustee;

“Original Escrow Shares” means the 1,120,000 Shares held by the Escrowed Shareholders pursuant to the Original Escrow Agreement;

“Portal” means Portal de Oro (BVI) Ltd., a British Virgin Islands corporation;

“Principal Shareholders” means the persons set forth in the “Voting Securities and Principal Holders of Voting Securities” section herein;

"Property" means the Arroyo Verde property;

“Proposed Transaction” means the acquisition by the Company of all of the Securities pursuant to the Letter Agreement;

“Qualifying Transaction” has the meaning ascribed thereto in Exchange Policy 2.4, namely a transaction whereby a Capital Pool Company acquires by way of purchase, amalgamation, merger or arrangement with another company one or more assets or businesses which, when purchased, optioned or otherwise acquired by the Capital Pool Company, together with any other concurrent transaction, would result in the Capital Pool Company meeting the Exchanges' “Minimum Listing Requirements”;

“Record Date” means the date determined by the Company for determining the Members entitled to vote at the Meeting, being November 30, 2003;

“Report” or “Reports” means geological reports prepared by an Independent Qualified Person, as defined in and required by National Instrument 43-101;

“Resulting Issuer” means the Company after giving effect to the Proposed Transaction, including all subsidiaries and proposed subsidiaries;

“Securities” means all of the issued and outstanding shares in the capital of Portal, being 50,000 common shares;

"Shareholder" means a Member;

“Shares” means common shares without par value in the capital of the Company;

“Special Resolution” means a resolution required to be approved by not less than three quarters (3/4) of the votes cast by those Shareholders who (being entitled to do so) vote in person or by proxy at the Meeting for which the appropriate notice has been given;

“Sponsor” means Leede Financial Markets Inc.;

“Sponsorship Agreement” means the agreement to be entered into between the Sponsor, the Company, and Portal whereby the Sponsor will agree to sponsor the Proposed Transaction as the Qualifying Transaction of the Company, pursuant to Exchange Policy 2.4;

“Stock Option Plan” means the incentive stock option plan proposed by the Company’s board of directors to be implemented upon the completion of the Proposed Transaction and for which shareholder approval is sought as described under the heading “Matters to be Acted Upon - Implementation of Stock Option Plan”;

- x -

“Transaction Shares” means the 2,000,000 Shares to be issued by the Company at a deemed price of $0.10 per Share to the Vendors in exchange for all of the issued and outstanding shares of Portal; and

"Vendors" means Bruce Winfield and Gary Nordin.

GLOSSARY OF GEOLOGICAL TERMS

Where used in this Information Circular, the following terms have the following meaning:

“AA”

signifies an analytical method where the value is determined by atomic absorption instrumentation;

“adularia”

a potassic member of the feldspar group of silicate minerals ;

“Ag”

Silver;

“agglomerate”

a consolidated deposit of coarse, angular, pyroclastic materials ;

“alluvial”

clay, silt, sand or gravel or similar unconsolidated material deposited by a stream or running water;

“alteration”

chemical and mineralogical changes in a rock mass resulting from reaction with hydrothermal fluids or changes in pressure and temperature;

“amethystine”

amethyst like appearance;

“amphibolitic”

a regional dynamothermic metamorphism under moderate to high pressures and temperatures;

“anastamosing”

 netlike pattern as in the veins of a leaf;

 “anomalous”

adjective describing a sample, location or area at which either (i) the concentration of an element(s) or (ii) a geophysical measurement is significantly different from (generally higher than) the average background concentrations in an area. Though it may not constitute mineralization, an anomalous sample or area may be used as a guide to the possible location of mineralization;

“anomaly”

an area defined by one or more anomalous points ;

“apatite”

a mineral composed of the elements of calcium and fluorite;

 “argentiferous”

silver bearing;

“As”

Arsenic;

 “Au”

Gold;

“auriferous”

gold bearing;

 “Ba”

Barium;

“blind deposit”

a deposit that does not outcrop;

“bonanza”

term used to describe very high grade ores;

“breccia”

a coarse grained rock composed of large, >2mm angular rock fragments that have been cemented together in a fine grained matrix;

“caliche cement”

formed from the precipitation of soluble salts of calcium;

“cateo”

a Spanish term used in Argentina under Argentinean Mining Law to refer to an exploration concession

“chert”

an iron copper sulphide mineral;

“chalcopyrite”

a measure of the ability of the ground to hold a charge of electricity;

“chargeability”

a hard, cryptocrystalline rock consisting of cryptocrystalline silica with lesser amounts of cryptocrystalline quartz and amorphous silica;

“colloform”

massive or cryptocrystalline material;

“conglomerate”

a coarse grained sedimentary rock composed of fragments larger than 2 mm in a fine grained matrix;

“Cretaceous”

a period of geological time running from 68 to 145 million years before present;

“crustiform”

said of a vein in which the mineral filling is deposited in layers on the wall rock;

“Cu”

Copper;

“dendrite”

a patterning of a rock resulting from the crystallization of a foreign mineral in that rock;

“dome”

a large igneous intrusion whose surface is convex upward with the sides sloping away at low but gradually increasing angles;

"druzy"

a rock texture in which cavities or holes in the rock are filled with crystals, most commonly quartz;

“dynamothermic”

refers to a process involving the effects of both motion and heat;

“exhalite”

a rock composed of silica that is thought to have been formed by precipitation of the silica;

“epithermal”

adjective referring to hydrothermal processes and deposits taking place or formed at comparatively low temperatures in the 50°C to 300°C range, and to mineral deposits formed by such processes;

“F”

Fluorine;

“fault” or “block fault”

a fracture in a rock across which there has been displacement. Block faults are usually steep, and break the earth’s crust into “blocks” that are displaced vertically and/or laterally relative to each other;

“facies”

the sum of all primary lithological and petrographic characteristics exhibited by a rock from which its origin and environment of formation may be inferred;

“Fe”

 Iron;

“felsic”

an adjective applied to igneous rocks having light coloured minerals in their mode;

“fire assay”

any type of assay procedure that involves meting the sample in a furnace;

“fluid inclusion analysis”

study of the characteristics of fluid inclusions to determine the physiochemical conditions during rock forming processes;

 “foliation”

a general term for a planar arrangement of textural or structural features in any type of rock;

“g/t”

unit of grade expressed ingrams/tonne;

 “galena”

a sulphide mineral of lead;

“gangue”

the non economic portion of ore;

“Gauss-Kruger

 system for referencing a point by its geographical coordinates used in coordinates”

Argentina;

“geobotanical survey”

sampling and analysis of botanical materials to detect chemical anomalies;

“geochemical survey”

sampling and analysis of materials to detect chemical anomalies;

 “geophysical”

the use of geophysical instruments and methods to determine subsurface conditions by analysis of such properties as specific gravity, electrical conductivity, and magnetic susceptibility;

“gouge”

a thin layer of soft earthy putty-like rock material along the containing wall of a mineral vein;

“gneiss”

a rock whose textures and mineralogy have changed as a result of it being buried deep within the earth’s crust. One of many types of metamorphic rock;

“granite”

an intrusive rock with 10 to 50% quartz and in which the alkali/total feldspar ratio is in the range of 65 to 90%;

“granodiorite”

a type of igneous rock;

“grass roots”

signifies having started from scratch without any prior indication;

“gravimetric analysis”

quantitative chemical analysis in which the different chemical substances of a compound are measured by weight;

“hectare”

an area totalling 10,000 square meters, e.g., an area 100 meters by 100 meters;

“heterolithic”

composed of varying types of rock fragments;

“Hg”

Mercury;

“hydrothermal”

of or pertaining to heated water, to the action of heated water, or to the products of the action of heated water;

“ignimbrite”

the rock formed by the deposition and consolidation of ash flows and nuees ardentes ;

“induced polarization” or

a type of electromagnetic geophysical survey used to test the conductivity of the

“IP”

ground;

“Jurassic”

a geological period of time spanning the period from 195 to 136 million years before present;

“K/Ar and Rb/Sr isocons”

refers to a method of age dating in which the two ratios of the different elements are measured and used to calculate the age of the material using the principals of radioactive decay;

“lapilli”

pyroclastic volcanic rocks comprised of fragments of a size range from one to 64mm;

“lapilli tuff”

a volcanic rock that is comprised of predominantly lapilli with a tuf matrix;

“limestone”

a sedimentary rock consisting of chiefly >50% calcium carbonate;

“Ma”

expresses a geologic age in millions of years, before the present;

“magnetometer surveys”

a geophysical survey which measures the magnetic susceptibility of the earth;

“mantle plume”

an upwelling of material from the earth’s interior into the cooler outer zones;

“marmatitic sphalerite”

a low iron variety of the iron zinc sulphide mineral sphalerite;

“massif”

a massive topographic and structural feature in an orogenic belt;

“mesothermal”

a hydrothermal mineral deposit formed at considerable depth in the temperature range of 200 to 300°C range;

“micaceous”

having a mica content or mica characteristics;

“mina”

a mining claim under the Argentinean mining code;

“Manifestacion de

a demonstration of discovery mining right that is the application for a mining claim under the

Descubrimiento”

Argentinean mining code;

“mineralization”

the process or processes by which a mineral or minerals are introduced into a rock, resulting in an economically valuable or potentially valuable deposit;

“Mn”

Manganese;

“moss”

used to describe a dendritic texture in material;

“Nuees ardente”

refers to hot, gas charged, bodies of volcanic material from and explosive volcanic eruption that are mobile, commonly flowing down the sides of the volcano or the volcanic pile;

 “opt”

a measure of grade signifying ounces per ton;

“ore shoot”

a large, elongated (pipe like or chimney like) mass of ore within a deposit;

“orogenic”

refers to the geologic process involving uplift of the earth’s crust, most commonly producing a mountain chain;

 “outcrop”

an exposure on the surface of the underlying rock;

“oz”

Troy ounce consisting of 31.1035 grams;

“P”

Phosphorous;

“Paleozoic”

an era of geological time running from 245 to 570 million years before present;

“Pb”

Lead;

“pilot plant”

generally a smaller than commercial scale plant designed to test a process prior to commercial production;

- xv -

“Pleio-Pleistocene”

a period of geological time running from 5.3 million years to 10,000 years before present;

“PIMA analysis”

spectrographic analysis of materials to determine their mineralogical composition;

“polymictic”

said of a sedimentary rock type composed of many different rock types;

“Proterzoic”

a period of geological time running from 570 to 2500 million years before  present;

“pyrite”

a sulphide mineral of iron and sulphur;

“Pyroclastic”

refers to a sedimentary rock composed or airborne volcanic material from a volcanic eruption;

“quartz”

a common rock-forming mineral comprised of silicon and oxygen (SiO2);

“rake”

the inclination from the horizontal of ore shoots ;

“reverse circulation

a method of drilling that reduces the rock it drills to small chips, which are carried to drilling” or “RC”

the surface by the drilling process, where they are collected as samples. It is usually less expensive than core drilling;

“resistivity”

a measure of the ability of the ground to pass a current;

“rhodocrosite”

a magnesium carbonate mineral;

“rhyolite”

a group of extrusive igneous rocks often with coarse crystals in a glassy to fine grained matrix equivalent to granite in composition;

“ribbon banding”

fine layering or bands commonly of differing colours; National Highway;

“sandstone”

a medium grained clastic sedimentary rock;

“Sb”

Antimony;

“sedimentary rock”

a rock that has been formed by the consolidation of loose sediment that has accumulated in layers;

“sericitization”

refers to an alteration process in which a rock forming minerals is converted to a mixture of new minerals including sericite, a yellow green coloured, potassium rich, mineral of the mica family;

“short ton”

imperial measure of weight consisting of 2000 pounds;

“silicification”

the process of introduction of silica into a rock;

“strike”

the direction or trend that a structural surface takes as it intersects the horizontal;

“sphalerite”

a common zinc bearing sulphide mineral composed of the elements of iron, zinc and sulphur;

- xvi -

“sulphide”

a class of minerals commonly combining various elements in varying ratios with a sulphur;

“sulfosalt”

a type of sulfide in which both a metal and a semi -metal are present forming a double sulphide;

“supergene”

secondary, generally near the surface due to weathering processes ;

“telluride”

a mineral compound that is a combination of tellurium with a metal;

“Tertiary”

a geological sub-era between about 2 million years and 65 million years before the present;

“tonne”

metric unit of weight consisting of 1000 kilograms ;

“Triassic”

the period of geological time from 225 to 195 million years before present;

“tuff”

a compacted pyroclastic deposit of volcanic ash and dust;

“quartz”

a mineral consisting of crystalline silica;

“Quaternary”

a period of geological time running from 1.6 million years to 10,000 years before present;

“vanadinite”

a lead bearing vanadium chloride mineral (variety of apatite);

“Vanadium”

an element in the Periodic Table of Elements;

“vein”

a tabular mineral deposit formed in or adjacent to faults or fractures by the deposition of minerals from hydrothermal fluids;

“veinlet”

a small vein; the distinction between vein and veinlet tends to be subjective;

“volcanic”

pertaining to the activity, structures or rock types of a volcano;

“wulfenite”

a yellow orange coloured lead molybdenum oxide mineral; and

“Zn”

Zinc.

INTRODUCTION

This Information Circular accompanies the Notice of the Meeting of the Members of the Company to be held on Tuesday, January 6, 2004 at the time and place set out in the accompanying Notice of Meeting. This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting and at any adjournment of the Meeting.

PROXIES AND VOTING RIGHTS

Management Solicitation and Appointment of Proxies

The persons named in the accompanying form of proxy are nominees of the Company’s management. A MEMBER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A MEMBER) TO ATTEND AND ACT FOR AND ON THE MEMBER’S BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED AS PROXYHOLDERS IN THE ACCOMPANYING FORM OF PROXY. TO EXERCISE THIS RIGHT, THE MEMBER MUST EITHER:

(A)

ON THE ACCOMPANYING FORM OF PROXY, STRIKE OUT THE PRINTED NAMES OF THE INDIVIDUALS SPECIFIED AS PROXYHOLDERS AND INSERT THE NAME OF THE MEMBER’S NOMINEE IN THE BLANK SPACE PROVIDED; OR

(B)

COMPLETE ANOTHER PROPER FORM OF PROXY.

To be valid, a proxy must be dated and signed by the Member or by the Member’s attorney authorized in writing. In the case of a Member that is a corporation, a duly authorized officer of or attorney for the corporation must sign the proxy.

The completed proxy, together with the power of attorney or other authority, if any, under which the proxy was signed or a notarially certified copy of the power of attorney or other authority, must be delivered to Pacific Corporate Trust Company, of 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or before the time that the Meeting is to be reconvened after any adjournment of the Meeting.

Solicitation of Proxies

It is expected that solicitations of proxies will be made primarily by mail and possibly supplemented by telephone or other personal contact by directors, officers and employees of the Company without special compensation. The Company may reimburse Members’ nominees or agents (including brokers holding shares on behalf of clients) for the costs incurred in obtaining authorization to execute forms of proxy from their "principals " (as such term is defined in the Exchange’s policies). The costs of solicitation will be borne by the Company.

Revocation of Proxies

A Member who has given a proxy may revoke it at any time before the proxy is exercised:

(a)

by an instrument in writing that is:

(i)

signed by the Member, the Member’s attorney authorized in writing or, where the Member is a corporation, a duly authorized officer or attorney of the corporation; and

(ii)

delivered to Pacific Corporate Trust Company, 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8 or to the registered office of the Company at Suite 1900, 885 West Georgia Street, Vancouver, British Columbia, V6C 3H4, at any time up to and including the last business day preceding the day of the Meeting or any adjournment of the Meeting, or delivered to the Chairperson of the Meeting on the day of the Meeting or any adjournment of the Meeting before any vote on a matter in respect of which the proxy is to be used has been taken; or

(b)

in any other manner provided by law.

Voting of Shares and Proxies and Exercise of Discretion by Proxyholders

Voting By Show of Hands

Voting at the Meeting generally will be by a show of hands, with each Member present in person being entitled to one vote.

Voting By Poll

Voting at the Meeting will be by poll only if a poll is:

(a)

requested by a Member present at the Meeting in person or by proxy;

(b)

directed by the Chairperson; or

(c)

required because the number of Shares represented by proxy that are to be voted against the motion is greater than 5% of the Company’s issued and outstanding Shares.

On a poll, each Member and each proxyholder will have one vote for each Share held or represented by proxy.

Non Registered Shareholders

Only registered Shareholders or duly appointed proxyholders are permitted to vote at the Meetings.

Many Shareholders are “non-registered” Shareholders because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares. More particularly, a person is not a registered Shareholder in respect of shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either in the name of: (a) an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of said shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) a clearing agency (such as the Canadian Depository for Securities Limited (“CDS”) of which the Intermediary is a participant.

The Company has distributed copies of the applicable notice of Meeting, the Information Circular and the applicable proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders. Electronic access to the Information Circular is available through www.sedar.com and a printed copy of this Information Circular is available to registered shareholders of the Company, free of charge, by requesting same from the Company. Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either be given:

(a)

a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to the respective Transfer Agent as provided above; or

(b)

more typically, a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow. Typically, the proxy authorization form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label containing a bar-code and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Shares which they beneficially own. Should a Non-Registered Holder receive one of the above forms and wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders and insert the Non-Registered Holder’s name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Approval of Resolutions

To approve a motion for an ordinary resolution, a simple majority of the votes cast in person or by proxy will be required; to approve a motion for a Special Resolution, a majority of not less than 75% of the votes cast in person or by proxy will be required.

Voting of Proxies and Exercise of Discretion By Proxyholders

A Member may indicate the manner in which the persons named in the accompanying form of proxy are to vote with respect to a matter to be acted upon at the Meeting by marking the appropriate space. IF THE INSTRUCTIONS AS TO VOTING INDICATED IN THE PROXY ARE CERTAIN, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN IN THE PROXY.

IF THE MEMBER SPECIFIES A CHOICE IN THE PROXY WITH RESPECT TO A MATTER TO BE ACTED UPON, THEN THE SHARES REPRESENTED WILL BE VOTED OR WITHHELD FROM THE VOTE ON THAT MATTER ACCORDINGLY. IF NO CHOICE IS SPECIFIED IN THE PROXY WITH RESPECT TO A MATTER TO BE ACTED UPON, THE PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO THAT MATTER UPON THE PROXYHOLDER NAMED IN THE ACCOMPANYING FORM OF PROXY. IT IS INTENDED THAT THE PROXYHOLDER NAMED BY MANAGEMENT IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE SHARES REPRESENTED BY THE PROXY IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY.

The accompanying form of proxy also confers discretionary authority upon the named proxyholder with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters, which may properly come before the Meeting. As of the date of this Information Circular, management of the Company is not aware of any such amendments or variations, or any other matters, which will be presented for action at the Meeting other than those referred to in the accompanying Notice of Meeting. If, however, other matters that are not now known to management properly come before the Meeting, then the persons named in the accompanying form of proxy intend to vote on them in accordance with their best judgment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed in this Information Circular, no director or senior officer of the Company at any time since the beginning of the Company’s most recently completed financial year, no proposed nominee for election as a director of the Company and no associate or affiliate of any of such persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, except for any interest arising from the ownership of Shares of the Company where the Shareholder will receive no extra or special benefit or advantage not shared on a pro-rata basis by all holders of Shares in the capital of the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company’s authorized capital consists of 100,000,000 Shares without par value. On the date of the accompanying notice of meeting, the Company had 2,320,000 Shares issued and outstanding. All Shares in the capital of the Company are of the same class and are entitled to dividends as and when declared by the Board of

Directors of the Company, to one vote per Share at meetings of the Company and, upon liquidation, to receive such assets of the Company as are distributable to the holders of its Shares.

Shareholders, being the registered holders of Shares as at November 29, 2003, are entitled to attend and vote at the Meeting. Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the Proxy to attend and vote, deliver their proxies at the place and within the time set forth in the notes to the Proxy.

The following table lists those persons who are known to the directors and senior officers of the Company to have, as at the date of this Information Circular, direct or indirect beneficial ownership of, control or direction over, or a combination of direct or indirect beneficial ownership of and control or direction over voting securities that constitute more than 10% of the issued and outstanding Shares of the Company:

Name	Number of Shares	Percentage of Outstanding Shares as at the date of this Information Circular
Ronald F. Miles	827,000(1)(2)	35.6%

(1)

790,000 of these Shares are held in escrow pursuant to the Original Escrow Agreement.

(2)

David Hottman, a director of the Company, has the right to purchase up to 680,000 of these Shares at any time until February 27, 2004 at a price of $0.09 per Share pursuant to an option agreement.

On completion of the Proposed Transaction and assuming all of the Shares are issued under the Bridge Financing and the Acquisition Financing, the only persons known to the directors and senior officers of the Company who will have direct or indirect beneficial ownership of and control or direction over voting securities that constitute more than 10% of the issued and outstanding Shares will be Bruce Winfield and Gary Nordin who will each hold 1,000,000 Shares or approximately 12.02% of the then issued and outstanding share capital.

The purpose of the Meeting is to allow the Shareholders to consider and, if deemed appropriate, approve the Proposed Transaction by the Company, the particulars of which are described in this Information Circular, which will serve as the Company’s Qualifying Transaction pursuant to Exchange Policy 2.4 and, if the Proposed Transaction is approved; to consider and if deemed advisable, to approve a change of the Company’s name to “Portal de Oro Resources Ltd.”; to consider and, if deemed appropriate, approve the Company’s proposed Stock Option Plan; and if the prior matters are approved, to increase the number of directors from four (4) to five (5) and to elect a new board of directors. Refer to “Particulars of Matters to be Acted Upon” starting on page 7 herein.

EXECUTIVE COMPENSATION

Executive Officers

For purposes of this Information Circular, “executive officer” of the Company means an individual who, at any time during the year, was: the Chair or a Vice-Chair of the Company where the person performed the functions of such office on a full-time basis; the Chief Executive Officer; any Vice-Chief Executive Officer in charge of a principal business unit such as sales, finance or production; any officer of the Company or of a subsidiary of the Company; or any other person who performed a policy-making function in respect of the Company.

The summary compensation table below discloses compensation paid to the following individuals:

(a)

the Company’s chief executive officer (“CEO”);

(b)

each of the Company’s four most highly compensated executive officers, other than the CEO, who were serving as executive officers as at the end of the most recently completed financial year; and

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year

(each a “Named Executive Officer”).

The Company’s only Named Executive Officer is Ronald Miles, its President and Chief Executive Officer.

Summary Compensation Table

The following table contains a summary of the compensation paid to the Named Executive Officer during the three most recently completed financial years.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Under Options/ SARs(1) Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP(2) Payouts ($)	All Other Compen- sation ($)
Ronald F. Miles, President and Chief Executive Officer	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil 92,800(3)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)

“SAR” or “stock appreciation right” means a right granted by the Company, as compensation for services rendered, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities of the Company.

(1)

“LTIP” or “long term incentive plan” means any plan that provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans or plans for compensation through restricted shares or restricted share units.

(2)

On August 14, 2000, the Company granted incentive stock options exercisable until May 28, 2006 at $0.18 per share.

There were no Named Executive Officers serving as executive officers at the end of the most recently completed financial year or executive officers who served during the financial year whose salaries exceeded $100,000 per year.

Options, Stock Appreciation Rights and Other Rights to Purchase Securities

Since the beginning of the Company’s most recently completed financial year, no options or other rights to purchase securities of the Company were granted to the directors and senior officers of the Company.

The following table sets forth details of all exercise and unexercised stock options during the financial year ended June 30, 2003 by the Named Executive Officer and the financial year-end value of unexercised options on an aggregated basis:

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR
AND FINANCIAL YEAR-END OPTION VALUES

Name	Securities Acquired on Exercise(1)	Aggregate Value Realized ($)	Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised in the Money Options at FY-End ($)(2) Exercisable/ Unexercisable
Ronald F. Miles	Nil	Nil	92,800 / Nil	Nil / Nil

(1)

Number of Shares of the Company acquired on the exercise of stock options.

(2)

None of the stock options were in the money as at June 30, 2003.

There were no options or other rights to purchase securities of the Company held by the Named Executive Officer that were repriced downward during the most recently completed financial year.

Long-Term Incentive Plans

The Company does not have any long-term incentive plans.

Pension Benefits

The Company does not currently have a pension benefits arrangement under which it has made payments to the directors or senior officers of the Company during its most recently completed financial year or intends to make payments to its directors or senior officers upon their retirement.

Other Benefits

There was no remuneration paid during the Company’s most recently completed financial year to the directors or senior officers of the Company, directly or indirectly, by the Company pursuant to any existing plan or arrangement. The Company does not propose to make payments, directly or indirectly, in the future to the directors or senior officers of the Company, pursuant to a plan or arrangement.

Direct Remuneration

There was no direct remuneration paid or payable by the Company to the directors or senior officers of the Company during the fiscal year ended June 30, 2003.

Employment Contracts

The Company has not entered into any employment agreements during its most recently completed financial year.

Termination of Employment

The Company has no plan or arrangement whereby the Named Executive Officer may be compensated in the event of that officer’s resignation, retirement or other termination of employment, or in the event of a change of control of the Company or a change in the Named Executive Officer’s responsibilities following such a change of control.

Compensation of Directors

The Company has no arrangements, standard or otherwise, pursuant to which directors are compensated for their services, except for the granting from time to time of incentive stock options in accordance with the policies of the Exchange.

There were no grants of stock options during the financial year ended June 30, 2003, to directors who are not Named Executive Officers of the Company.

The following table sets forth details of any exercise of stock options during the financial year ended June 30, 2003 by directors who are not Named Executive Officers of the Company, and the financial year-end value of unexercised options on an aggregated basis.

Name	Securities Acquired on Exercise(1)	Aggregate Value Realized ($)	Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised in the Money Options at FY-End ($)(2) Exercisable/ Unexercisable
Directors who are not Named Executive Officers (3 persons)	Nil	Nil	139,200(3) / Nil	Nil / Nil

(1)

Number of Shares of the Company acquired on the exercise of stock options.

(2)

None of the stock options were in the money as at June 30, 2003.

(3)

Any exercise of these options before the Company completes a Qualifying Transaction are subject to the optionee agreeing in writing to deposit the Shares acquired into escrow until the issuance of the final Exchange notice in respect of the Qualifying Transaction.

Other Compensation to Directors

No other compensation was paid to directors of the Company during the last completed financial year.

INDEBTEDNESS OF DIRECTORS, SENIOR OFFICERS,

EXECUTIVE OFFICERS AND OTHER MANAGEMENT

No director, senior officer, executive officer, promoter or other member of management of the Company, or any proposed nominee for election as a director of the Company or the Resulting Issuer, or any associate or affiliate of any such director, senior officer, executive officer, promoter, other memb er of management or proposed nominee, is or has been indebted to the Company, or to any other entity that was provided a guarantee or similar arrangement by the Company in connection with the indebtedness, at any time since the beginning of the most recently completed financial year of the Company.

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular, no insider of the Company, no proposed nominee for election as a director of the Company and no associate or affiliate of any such insider or proposed nominee has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s last financial year or in any proposed transaction that, in either case, has materially affected or will materially affect the Company.

MANAGEMENT CONTRACTS

Management functions of the Company are not, to any substantial degree, performed by a person other than the directors or senior officers of the Company.

PARTICULARS OF MATTERS TO BE ACTED UPON

Appointment of Auditor

The persons named in the enclosed proxy form intend to vote for the appointment of DeVisser Gray, Chartered Accountants, as auditor of the Company to hold office until the next annual general meeting of shareholders. DeVisser Gray has been the auditor of the Company since August 14, 2000.

Approval of Proposed Qualifying Transaction

The Company’s Shares were listed for trading on the Exchange, on May 28, 2001, as a capital pool company (“CPC”). The principal business of the Company is to identify and evaluate opportunities for the acquisition of an interest in assets or businesses and, once identified and evaluated, to negotiate an acquisition or participation subject to receipt of shareholder approval and acceptance for filing by the Exchange. Pursuant to Exchange Policy 2.4, the Company was required to enter into a transaction that would be regarded as a “Qualifying Transaction”.

A “Qualifying Transaction”, pursuant to Exchange Policy 2.4, is a transaction whereby a Capital Pool Company acquires by way of purchase, amalgamation, merger or arrangement with another company one or more assets or businesses which, when purchased, optioned or otherwise acquired by the Capital Pool Company, together with any other concurrent transaction, would result in the Capital Pool Company meeting the Exchanges' “Minimum Listing Requirements”.

The Proposed Transaction is intended to serve as the Company’s Qualifying Transaction. In accordance with Exchange Policy 2.4 and other policies of the Exchange, the Qualifying Transaction is subject to approval by an affirmative vote of a majority of the votes cast at the Meeting by Members excluding Non-Arm's Length Parties, acceptance for filing by the Exchange and sponsorship by an Exchange member firm. The Comp any will also be required to meet the minimum listing requirements of the Exchange for a Tier 2 mining issuer, as set out in Exchange Policy 2.1.

The Members, excluding Non-Arm's Length Parties, will be asked to consider, and if thought fit approve, an ordinary resolution (being a resolution passed by a simple majority vote of the Members, excluding non-Arm's

Length Parties, represented in person or by proxy at the Meeting) approving the Proposed Transaction on the Company’s behalf.

“BE IT RESOLVED, AS AN ORDINARY RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

1.

 subject to regulatory approval, the acquisition, by the Company of all of the issued and outstanding shares in the capital of Portal de Oro (BVI) Ltd. (“Portal”) pursuant to a purchase and sale of all of the shares of Portal (the “Proposed Transaction”) as described in the Information Circular of the Company dated November 30, 2003, be approved including, among other things, the proposed distribution of up to 2,000,000 common shares of the Company to the Portal shareholders as consideration for the Proposed Transaction;

2.

 this resolution may be revoked by the directors of the Company in their discretion by resolution without further approval, ratification or confirmation by the shareholders of the Company at any time and in such case, the directors of the Company are hereby authorized to abandon the Proposed Transaction without further approval, ratification or confirmation by the shareholders of the Company, and in such case, the resolution approving the Proposed Transaction shall be deemed to have been rescinded; and

3.

 the board of directors of the Company or any one of them, be authorized to perform such further acts and execute such further documents as may be required to give effect to the foregoing.”

If the Members, excluding Non-Arm's Length Parties, approve the Proposed Transaction, the Company will seek approval by the Members of the Name Change, the Stock Option Plan, and an increase in the number of directors and approval of a new board of directors. It is intended that the Proposed Transaction will be completed on the terms generally described in this Information Circular under the heading “Proposed Qualifying Transaction” on page 10 herein. However, there may be circumstances, currently unforeseen by the Company, which may cause it to delay the closing of the Proposed Transaction, to re-price the Acquisition Financing, or to complete the Proposed Transaction on terms that vary from the terms described herein. However, any variance will not substantially alter the nature of the transaction described in this Information Circular.

Recommendations of the Directors

The directors of the Company, have considered all factors they have deemed to be necessary to be considered based on the information available to them and have concluded that the Proposed Transaction is appropriate and favourable for the Company and recommend approval of its terms all as described in this Information Circular. To the extent that the Members, excluding non-Arm's Length Parties, approve the Proposed Transaction, the directors further recommend the approval of the Special Resolution relating to the Name Change and the ordinary resolutions relating to the implementation of the Stock Option Plan, the increase in the number of directors, and the election of directors described under the headings “Particulars of Matters to be Acted Upon – Name Change” on page 8 herein, “Particulars of Matters to be Acted Upon - Stock Option Plan” on page 9 herein and "Particulars of Matters to be Acted Upon – Election of Directors” on page 10 herein.

Name Change

Subject to the Shareholder's prior approval of the Proposed Transaction, the Shareholder's will be asked to approve, as a Special Resolution (i.e. a resolution approved by not less than 75% of the Shares of the Company entitled to vote and voting in person or by proxy at the Meeting) the following resolution altering its name in substantially the terms set out below in the Name Change Resolution. Management of the Company may elect not to carry out the Name Change if the Qualifying Transaction Resolution is not approved.

"BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.

the name of the Company be changed to Portal de Oro Resources Ltd. or such other name proposed and approved by Members (the "Name Change");

2.

notwithstanding the passage of this Special Resolution by the members of the Company, the board of directors of the Company, without further notice to or approval of the shareholders of the Company, may decide not to proceed with the Name Change or otherwise give effect to this special resolution, at any time prior to the Name Change becoming effective; and

3.

 any one or more of the directors and officers of the Company be authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents and other writings, including treasury orders, stock exchange and securities commission forms, as may be required to give effect to the true intent of this resolution.”

Stock Option Plan

As a part of its Qualifying Transaction, the Exchange requires the Company to adopt a stock option plan (the "Stock Option Plan"). The Stock Option Plan is summarized under the heading “Options to Purchase Securities - Incentive Stock Option Plan” on page 49 herein.

Approval to the Stock Option Plan is being requested from Disinterested Shareholders so as to allow, under Exchange Policies, for the number of Shares reserved for issuance under the Stock Option Plan to insiders of the Company to exceed 10% of the outstanding Shares of the Company, to allow for the issuance of Shares to insiders within a one year period to exceed 10% of the Company's outstanding Shares and, upon the Company becoming a Tier I issuer listed on the Exchange, to allow the issuance of Shares on exercise of options to any one insider (along with such insider's associates) within a one year period to exceed 5% of the outstanding Shares of the Company. If the Stock Option Plan does not receive Disinterested Shareholder approval, but is nevertheless approved, the Company will not grant stock options in the circumstances described above without getting prior Exchange approval and Disinterested Shareholder approval in each case.

The Exchange requires that the Stock Option Plan be approved by the affirmative vote of a majority of the votes cast at the Meeting by Disinterested Shareholders. Accordingly, Disinterested Shareholders of the Company will be asked to pass an ordinary resolution at the Meeting (being approval by a simple majority of the votes cast in person or by proxy) to approve the implementation of the Stock Option Plan, as follows:

“BE IT RESOLVED, AS AN ORDINARY RESOLUTION OF THE DISINTERESTED SHAREHOLDERS, THAT:

1.

subject to regulatory approval, the Stock Option Plan that will govern the Company upon the completion of the Proposed Transaction be approved;

 2.

the Company is authorized to grant stock options in accordance with the terms and conditions of the Stock Option Plan entitling the option holders to purchase, in aggregate, up to 1,000,000 common shares or such other number that does not exceed 20% of the issued and outstanding common shares of the Company on the closing date of the Proposed Transaction;

3.

 any committee created pursuant to the Stock Option Plan is authorized to make such amendments to the Stock Option Plan from time to time as may be considered appropriate in the committee’s discretion or required by applicable regulatory authorities, provided that such amendments are subject to the approval of all applicable regulatory authorities and, in certain cases, in accordance with the terms of the Stock Option Plan, the shareholders of the Company;

4.

 the Company is authorized to make any amendments to the Stock Option Plan that are required from time to time to comply with the policies of the TSX Venture Exchange and no further resolution or approval by the Shareholders of the Company shall be required for such an amendment;

5.

 any one director or officer of the Company is authorized to take any steps and execute any documents as he or she may deem necessary to give effect to the Stock Option Plan and to comply with regulatory requirements respecting the Stock Option Plan; and

6.

 the directors of the Company are hereby authorized and empowered to refrain from implementing the Stock Option Plan approved at the meeting of its shareholders held on December 30, 2003 or any adjournment thereof.”

Election of Directors

As part of the Qualifying Transaction, the Company has agreed that the board of directors be re-constituted to consist of five directors of which three will be nominees of the Company and two will be Portal nominees. See "Directors and Officers, Promoters and Persons Holding More Than 10% of the Issued Equity Shares" on page 42 for information regarding the nominees for directors.

Should the Qualifying Transaction Resolution and the Name Change Resolution be passed, the Company will then seek the approval of the Members to an increase in the number of directors of the Company from four (4) to five (5) and to reconstitute the board of directors (conditional and effective upon the completion of the Proposed Transaction) such that the majority of the board of directors consists of nominees of the Company and two others will be Portal nominees. Accordingly, the Members will be asked to pass the following ordinary resolution at the Meeting (being approval by a simple majority of the votes cast in person or by proxy):

“BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.

conditional upon the completion of the Proposed Transaction, the number of directors of the Company be increased from 4 (four) directors to 5 (five) directors;

2.

conditional upon the completion of the Proposed Transaction, the following persons shall be elected as the directors of the Company as a British Columbia company:

David Hottman

Mark Brown

Fontaine Wong

Bruce Winfield Gary Nordin; and

3.

should the Proposed Transaction not complete, the board of directors as presently constituted will continue to be the board of directors until the Company’s next Annual General Meeting.”

Other Matters

The management of the Company knows of no matter to come before the Meeting other than those referred to in the Notice of Meeting and this Information Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the Proxy to vote with regard to those matters in accordance with their best judgment.

PROPOSED QUALIFYING TRANSACTION

General Transaction Terms

The Company, Portal and the Vendors have agreed to enter into the Proposed Transaction which will result in the Company acquiring all of the Securities pursuant to the Letter Agreement. The Proposed Transaction, which is between Arm's Length Parties will be structured as follows:

·

The Company will issue the Transaction Shares at a deemed price of $0.10 per Share to the Vendors in exchange for the Securities;

·

On completion of the Proposed Transaction, Portal will be a wholly-owned subsidiary of the Company and the Company will beneficially own (through Portal) all of the assets of Argco; and

·

the Vendors will hold a total of 2,000,000 Shares in the Company.

There are two Vendors who will each receive 1,000,000 (or 50%) of the Transaction Shares, being Bruce Winfield and Gary Nordin, which is equal to 12.02% of the issued and outstanding share capital of the Company on Closing.

The Transaction Shares issued to the Vendors, will be subject to escrow restrictions pursuant to the terms of an escrow agreement as described in this Information Circular under the heading “Proposed Escrow” on page 51 herein, subject to the approval of the Exchange, as the Vendors will be “principals” within the meaning of Exchange Policies.

Upon the completion of the Proposed Transaction including the Bridge Financing and the Acquisition Financing (assuming no other options or right to purchase Shares are exercised), and the issuance of the Transaction Shares, the 2,000,000 Shares issued by the Company as consideration for the acquisition of the assets of Portal and Argco will represent approximately 24.04% of the Company’s then issued and outstanding share capital. Refer to “Principal Holders of Voting Securities” on page 47 herein.

In accordance with the Letter Agreement, the Company has advanced $25,000 to Portal as a non-refundable deposit.

Conditions to Completion of Proposed Transaction

The completion of the Proposed Transaction is subject to a number of conditions, as follows:

In Favour of All Parties

·

all necessary approvals of Exchange and all other regulatory authorities and third parties to transactions contemplated hereby shall have been obtained;

·

all necessary approvals of the respective directors and shareholders of the Company and Portal shall have been obtained;

·

the representations and warranties set out herein shall be true as of the Closing Date as if made on that date;

·

no adverse material change shall have occurred in the business, affairs, financial condition or operations of the Company or Portal after the date hereof;

·

the Company and Portal being satisfied with the results of their respective due diligence reviews in connection with the transactions contemplated hereby; and

·

the Company, Portal and the Vendors having performed all covenants and conditions set out in this Agreement on or before the Closing Date.

In the event that the conditions are not satisfied prior to the Closing Date, the Letter Agreement shall terminate and be of no further force or effect. Forthwith following termination, the parties shall return all confidential information and shall have no further obligations to any other parties other than those which have accrued up to the date of termination.

In Favour of the Company

·

the Company shall have completed its investigations into the affairs of Portal to its reasonable satisfaction;

and

·

the solicitors for Portal shall have delivered such opinions, including title opinions with respect to the Property, as are required by the Company dated as of the Closing Date, in form and substance acceptable to the Company and its lawyers, acting reasonably.

In Favour of Portal

·

the solicitors for the Company shall have delivered an opinion dated as of the Closing Date, in form and substance acceptable to Portal and its lawyers, acting reasonably; and

·

the Company shall have closed the Bridge Financing and shall be in a position to close the Acquisition Financing, including receipt of the net proceeds of the Acquisition Financing and that such net proceeds must be sufficient to fund the Resulting Issuers' working capital requirements as set out herein under "Disclosure of the Target Issuer, Qualifying Transaction and the Resulting Issuer – Available Funds" on page 13.

Finder’s Fee

No finders fees are payable or will be paid by the Company, Portal or Argco, to any person in connection with the

Proposed Transaction.

Financings

Bridge Financing

Prior to completion of the Proposed Transaction, the Company will complete (subject to regulatory approval) the Bridge Financing, being a private placement of up to 1,000,000 Shares at a price of $0.15 per Share for gross proceeds of up to $150,000. The proceeds of the Bridge Financing will be needed to fund the on-going costs associated with completing the Proposed Transaction and for general working capital.

Acquisition Financing

The Company will complete, subject to regulatory approval, the Acquisition Financing, being a private placement of up to 3,000,000 Shares at a minimum price of $0.25 per Share to raise up to $750,000 concurrently with the closing of the Proposed Transaction. The Company has engaged the Sponsor to act as a finder with respect to placing up to 300,000 Shares under the Acquisition Financing for which the Company will pay the Sponsor a finder's fee of 7.5% of the subscription proceeds found by the Sponsor. It is a condition of closing of the Acquisition Financing that the Company will have completed the Proposed Transaction and the Bridge Financing. The proceeds realized from the Acquisition Financing will be used to fund the Company’s exploration activities on the Portal properties and for general corporate working capital. Refer to “Disclosure of Target Issuer, Proposed Transaction and Resulting Issuer – Principal Purpose for Available Funds of the Resulting Issuer” on page 14 herein.

It is a condition of the Letter Agreement that the Company be in a position to close the Acquisition Financing concurrently with the Closing.

Sponsorship Requirement

The acquisition of Argco’s assets pursuant to the Proposed Transaction is intended to serve as the Company’s Qualifying Transaction as a capital pool company under Exchange Policy 2.4. Among other things, Exchange Policy 2.4 requires the Company to retain an Exchange member firm to conduct a full sponsorship review of the Company and the Proposed Transaction.

Under the Sponsorship Agreement, the Sponsor has agreed to serve as the Company’s sponsor in connection with the Proposed Transaction. The Sponsorship Agreement should not be construed as assurance as to the merits of the Proposed Transaction, or the likelihood of completion. In consideration of acting as the sponsor, the Company will pay to the Sponsor a sponsorship fee of $10,000, plus GST, of which $5000, plus GST, was paid on signing of a letter of intent with the Sponsor to act as the Company’s sponsor in connection with the Proposed Transaction and the balance of which is payable upon Closing of the Proposed Transaction. The Company will reimburse the

Sponsor for expenses incurred by it in connection with its review, including the reasonable fees of its legal counsel of up to $12,000, inclusive of taxes, unless otherwise agreed by the Sponsor and the Company. The Company has paid the Sponsor a $10,000 retainer in this regard.

Approvals

The Members, excluding non Arm's Length Parties, will be asked to consider and, if thought fit, approve an ordinary resolution approving the Proposed Transaction. If this approval is not obtained, the Company will not proceed with the Proposed Transaction and will not seek shareholder approval of the Name Change, or the granting of incentive stock options pursuant to the Stock Option Plan. Additionally, the Company will also be required to meet the minimum listing requirements of the Exchange for a Tier 2 natural resource issuer.

Variation of Meeting Matters

It is intended that the Proposed Transaction, the Bridge Financing and the Acquisition Financing will be completed on terms generally described in this Information Circular. However, there may be circumstances, currently unforeseen by the Company, which may cause it to complete the Proposed Transaction, the Bridge Financing and the Acquisition Financing on terms that vary from those described herein. However, any variance will be consistent with the general intent of the terms described herein.

DISCLOSURE OF TARGET ISSUER,
QUALIFYING TRANSACTION AND THE RESULTING ISSUER

The following information relating to the business of Portal has been provided to the Company by Portal. The Company believes the information to be accurate and complete and has relied solely upon Portal in this regard.

Summary of Transaction and Business of the Resulting Issuer

As disclosed elsewhere in this Information Circular, but prior to the Company’s press release dated November 10, 2003, the Company entered into the Letter Agreement with Portal and the Vendors dated November 4, 2003. The names and jurisdiction of residence of the two Vendors are Bruce Winfield and Gary Nordin, both resident of British Columbia. Messrs. Winfield and Nordin are each the holders of 25,000 common shares in Portal, being all of the 50,000 issued and outstanding shares of Portal. Upon completion of the Proposed Transaction, both Bruce Winfield and Gary Nordin will be "insiders " and "principals" of the Company. The Company has retained the Sponsor to act as the Company’s sponsor in connection with the Proposed Transaction.

Under the Proposed Transaction, the Company will acquire all of the issued and outstanding shares in the common stock of Portal with the successor company, Portal de Oro Resources Ltd., continuing to carry on, through Portal and Argco, the business of acquiring, exploring, developing and selling mineral properties principally located in Argentina as described herein. A detailed description of the business of the Resulting Issuer and the Property is set out in the section entitled "Business of the Resulting Issuer" on page 15.

Available Funds

If all of the Bridge Financing and the Acquisition Financing is sold, the funds that will be available to the Resulting Issuer upon the completion of the Proposed Transaction will consist of:

Source	Amount ($)
Working capital of the Company as of October 31, 2003 (unaudited)	145,365
Working capital of Portal as of October 31, 2003 (unaudited)	1,500
Working capital of Argco as of October 31, 2003 (unaudited)	1,100
Proceeds of Bridge Financing	150,000
Net proceeds of Acquisition Financing	744,375(1)
TOTAL:	$1,042,340

(1)

the proceeds are net of a finders fee equal to 7.5% of the cash value of the subscription to the Acquisition Financing found by the Sponsor as finder.

There is no assurance that the Acquisition Financing will close in the amount of $750,000 or at all. Failure by the Company to raise the required funds could result in the failure of the Proposed Transaction and could negatively impact on Portal's ability to meet its stated objectives.

Principal Purpose for Available Funds of the Resulting Issuer

Use of Proceeds

If the Acquisition Financing is sold, the Resulting Issuer intends to use (over a 12-month period following completion of the Proposed Transaction) the funds available of $1,042,340 as follows:

Application of Funds	Amount C($)(1)
Estimated balance of the expenses of the Proposed Transaction, Bridge Financing and Acquisition Financing (unaudited)	75,000
Sponsorship fee and estimate of the Sponsor’s expenses	24,000
Administrative expenses of the Company, Portal and Argco for 12 months	210,000
Phase I Exploration on the Property	507,600
Option and other payments on the Property(2)	33,750(2)
Reserve for potential mineral property acquisitions and exploration expenses	50,000
Working capital to fund ongoing operations and administration	141,990
TOTAL:	$1,042,340

(1)

where applicable, calculated at an exchange rate of C$1.35 to US$1.00.

(2)

Refer to “Portal’s Mineral Property – Arroyo Verde Property”, on page 22, for a breakdown of the payments on the Property.

The Company anticipates that, it will be able to pay the amounts shown in the table above from its existing funds and proceeds of the Bridge Financing and the Acquisition Financing, however, there is no assurance that Portal will generate sufficient revenues to meet its stated business objectives in the time frames currently projected which may result in a delay in the implementation of its current business plan and re-allocation of available financial resources. In addition, the Company may seek further financing, by way of further share offerings or otherwise, to make up any shortfall, however, there is no assurance that any such financing will be available on terms acceptable to the Company, or at all.

The Company will spend the funds available to it upon the completion of the Proposed Transaction, to carry out its proposed exploration and development program set out in “Business of the Resulting Issuer – Portal's Mineral Property”. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. The Company will only redirect the funds to other properties and will only do so on the basis of a written recommendation from an independent professional geologist or engineer.

Conflicts of Interest

See "Conflicts of Interest" under "Risk Factors" on page 35.

BUSINESS OF THE RESULTING ISSUER

Description and General Development of the Business

Post Acquisition Corporate Structure

 (1)

on completion of the Proposed Transaction the Company intends to change its name to Portal de Oro Resources Ltd.

Business of the Company

The Company is a capital pool company listed on the Exchange. The Company’s principal business is to identify and evaluate opportunities for the acquisition of an interest in assets or businesses and, once identified and evaluated, to negotiate an acquisition or participation in such assets or businesses. Until the completion of a Qualifying Transaction, the Company will not carry on any business other than the identification and evaluation of assets or businesses in connection with a potential Qualifying Transaction. The Proposed Transaction is intended to be the Company’s Qualifying Transaction. Prior to entering into the Proposed Transaction with Portal, the Company entered into a Letter of Intent dated September 18, 2002 to complete a Qualifying Transaction with Foodterminal.com a Canadian based aggregator of food businesses. The Company's directors resolved to terminate this transaction on Feb 28, 2003 and wrote down as a loss a $25,000 non-refundable deposit advanced to Foorterminal.com.

Summary and Analysis of Financial Information of The Company The Company

This discussion and analysis should be read in conjunction with the audited financial statements and related notes thereto for the Company for the years ended June 30, 2003 and June 30, 2002 and the unaudited reviewed financial statements and related notes thereto for the three-month period ended September 30, 2003, with comparative figures for the three-month period ended September 30, 2002 (unaudited).

	Three Month Period Ending September 30, 2003 (unaudited)	Year Ending June 30, 2003	Incorporation to June 30, 2002
Revenues	-	-	-
Gross profit	-	-	-
Exploration and Development Expenses	-	-	-
General and Administrative Expenses	$3,554	$52,525	$43,931
Interest Income	$964	$3,967	$8,567
Net Income (Loss)	($2,590)	($48,558)	($35,364)
Working Capital	$148,898	$161,826	$210,384

	Three Month Period Ending September 30, 2003 (unaudited)	Year Ending June 30, 2003	Incorporation to June 30, 2002
Properties	-	-	-
Other Assets	-	-	-
Long Term Liabilities	-	-	-
Shareholders’ equity	$159,236	$161,826	$210,384
Number of securities	2,320,000	2,320,000	2,320,000

Overview

The Company was incorporated on August 14, 2000 under the BCCA. Since the Company was called for trading on the Exchange in May 2001, its activities have been focused on the identification and completion of a Qualifying Transaction as defined under Exchange Listings Policy 2.4. The Company is required to complete a Qualifying Transaction within 18 months of its initial listing date; this deadline has passed, but the Company has continued to search for a Qualifying Transaction. The Company’s continuing viability depends on its completion of a Qualifying Transaction and upon its ability to raise adequate capital to meet the financing requirements associated with such a transaction.

Year Ended June 30, 2003 Compared to the Year Ended June 30, 2002

During fiscal 2003, the Company had entered into a letter of intent agreement dated September 18, 2002 with the shareholders of FoodTerminal.com Inc. (“FoodTerminal”), a Canadian private corporation engaged in the business of food distribution and sprout growing operations. This transaction had been expected to constitute the Company’s Qualifying Transaction. Trading in the shares of the Company was halted on September 23, 2002.

On February 27, 2003 the Company announced that the acquisition of FoodTerminal would not proceed as previously announced because the directors of the Company felt that there were too many hurdles associated with the transaction and that the Shareholders of the Company would be better served by a different project.

The non-refundable deposit of $25,000 made to FoodTerminal was written down to nil as at March 31, 2003. There are no other obligations of the Company associated with this project.

On February 21, 2003, the Company’s Shares were suspended from trading.

All expenditures incurred in respect of incorporation and the acquisition of a listing on the Exchange were classified as “organization costs” and offset against share capital. Since inception, the Company has issued a total of 2,320,000 common shares for gross proceeds of $316,800, of which $71,052 has been used in incorporating and obtaining the Exchange listing. During the year-ended June 30, 2003, the Company spent $27,525 (2002 - $17,652) in general and administrative expenses, the increase attributable to increased activity in targeting a Qualifying Transaction and advanced $25,000 (2002 - $Nil) as a non-refundable deposit as per the terms of a potential Qualifying Transaction with FoodTerminal which was subsequently written-off. During the year-ended June 30, 2003, interest income of $3,967 (2002 - $5,943) was earned, the reduced interest income resulting from a decrease in working capital.

Three Month Period Ended September 30, 2003 (unaudited) Compared to Three-Month Period Ended September 30, 2002 (unaudited)

During the three months ended September 30, 2003, the Company spent $3,554 (three months ended September 30, 2002 - $6,491) in general and administrative expenses while earning $964 (2002 - $820) in interest income.

During the three months ended September 30, 2003, $10,338 (three months ended September 30, 2002 - $Nil) was spent and deferred as acquisition costs relating to the potential acquisition of Portal.

Liquidity and Capital Resources

The Company had working capital of $148,898 as at September 30, 2003, $161,826 as at June 30, 2003 and $210,384 as at June 30, 2002.

It is management of the Company's view that if all $900,000 is raised on completion of the Bridge Financing and Acquisition Financing, there will be sufficient working capital to fund the presently proposed initial exploration work programs as set out under “Use of Proceeds” and to meet its administrative and overhead expenses anticipated over at least the next year. However, the Company will require additional financing to fund further exploration. The amount of such additional funding is not determinable as at the date of this Information Circular. The Company does not expect to receive significant income from any of its properties in the foreseeable future.

Business of Portal and Argco

Portal was incorporated under the laws of British Virgin Islands on August 15, 2003. Portal’s registered office is located at Vanderpool Plaza, Wickham's Cay, Road Town, Tortola, British Virgin Islands. Portal is the controlling shareholder of Argco.

Argco was incorporated under the laws of Argentina on July 3, 2003. Argco’s registered office is located at C-San Martin #1167 2nd Floor, Mendoza, Argentina.

Argco, through Portal, is in the business of acquiring, exploring, developing and selling mineral properties located in Argentina.

Argco has entered into an Option to Purchase and Mining Lease Agreement dated November 27, 2003 with Ruben Davicino, an Argentinean national, whereby Argco has been granted the right to explore and Argco Portal so chooses, to acquire the Property. Details of this agreement are set out under the section "Portal's Mineral Property – Arroyo Verde Property" below.

Summary and Analysis of Financial Information of Portal and Argco

Portal was incorporated on August 15, 2003 and Argco was incorporated on July 3, 2003. As there has been no business activity in Portal and Argco since their incorporations, the financial statements of and financial information concerning Portal and Argco is not required to be included in this Information Circular.

Escrowed Securities held by Escrowed Shareholders

There are 2,320,000 Shares issued and outstanding as of the effective date of this Information Circular, of which 1,120,000 Original Escrow Shares were issued to the Company’s seed shareholders at a price of $0.09 per Share, and are held in escrow pursuant to the Original Escrow Agreement, as follows:

Name of Beneficial Owner	Number of Escrow Shares currently owned	Number of Escrow Shares owned after the Proposed Transaction, Bridge Financing and Acquisition Financing	Percentage of Escrow Shares owned after the Proposed Transaction, Bridge Financing and Acquisition Financing
Ronald F. Miles	790,000(1)	790,000(1)	9.5%
Mark Brown	110,000	110,000	1.3%
David Hottman	110,000	110,000	1.3%
Fontaine Wong	110,000	110,000	1.3%
TOTAL:	1,120,000	1,120,000	13.4%

(1)

David Hottman, a director of the Company, has the right to purchase up to 680,000 of these Shares at any time until February 27, 2004 at a price of $0.09 per Share pursuant to an option agreement.

The Original Escrow Shares subject to the Original Escrow Agreement are to be released pro rata to each of Escrowed Shareholders, as follows:

Date	Percentage of Shares Eligible for Release
Closing Date Closing Date + 6 months Closing Date + 12 months Closing Date + 18 months Closing Date + 24 months Closing Date + 30 months Closing Date + 36 months	10% 15% 15% 15% 15% 15% 15%
TOTAL:	100%

Carrying On Business in Argentina

Portal's Property and its exploration focus is in Argentina. A summary of the regulatory regime material to the business and affairs of Portal and the Resulting Issuer is provided below and is based on Portal and the Company's understanding of Argentina and applicable Argentinean laws. International publications including "The Economist" and "The CIA Factsheet – Argentina" provided background information. Currency information was provided by the currency website, www.oanda.com.

General Information

Argentina covers an area of approximately 2,766,900 square kilometers on the eastern coast of South America. The country has a population of approximately 38,740,800 (July 2003 est.). Buenos Aires is the capital and principal city of Argentina with a metropolitan population of approximately 13,000,000. Argentina is presently recovering from protectionist and populist policies since the 1980's that led to economic stagnation and hyperinflation.

Currency

The official monetary unit of Argentina is the peso (“peso”) and the country has no exchange restrictions. There was considerable volatility in the exchange rate and devaluation of the peso in recent year. The following table shows the evolution of the exchange compared to the US dollar:

Date (Year end)	Exchange rate (Peso per US$)
January 1, 1999	1.00 to the US$1.00
January 1, 2000	0.99
January 1, 2001	0.99
January 1, 2002	0.99
January 1, 2003	3.48
November 30, 2003	3.52

General

Mineral exploration and mining activities in Argentina may be affected in varying degrees by political instability and government regulations relating to the mining industry. Mineral companies are subject to both the Argentinean Mineral Code and the Environmental Protection Mining Code. As of the date of this annual report, management believes the Company is in material compliance with both the Argentinean Mineral Code and the Environmental Protection Mining Code.

Political Environment

Carlos Menem was the President of Argentina from 1989 to December 1999. In October 1999, Fernando de la Rua was elected to succeed Mr. Menem. Mr. de la Rua took office in December of 1999, pledging to focus on Argentina’s economic problems. President de la Rua was unsuccessful and resigned on December 20, 2001 amidst economic and social upheaval. On January 1, 2002, the Argentine congress elected Eduardo Duhalde, former vice president during the Menem government and subsequently governor of the Buenos Aires Province (which accounts for more than one third of Argentina’s economy), to serve as president for the remaining two years of Mr. de la

Rua’s term. Former president de la Rua was affiliated with the Radical Party and the center left coalition (“FREPASO”).

With the resignation of Mr. de la Rua, the reign of FREPASO came to an end, and Mr. Duhalde, who is affiliated with the Peronist party, took over the control of the country amid severe divisions among party leaders. In the most recent presidential election, Mr De la Rue was replaced by Nestor. Kirchner former governor of Santa Cruz Province.

If current popularity trends persist, the presidential poll is likely to be decided in a second round and a future president will only be able to govern on the ground of carefully crafted coalitions. This will render the implementation of long-term economic reforms and a strengthening of weakened political institutions - both key ingredients to a sustainable economic recovery in 2003 - extremely difficult.

Economy

Argentina is currently in a period of economic crisis due largely to poor monetary policies and large amounts of debt. In 1991, then economic minister, Domingo Cavallo, decided to tie the Argentine Peso to the U.S. dollar, with a one-for-one exchange rate in order to combat hyperinflation and restore confidence in the Argentine economy. When economic stability returned to Argentina, the Argentine government did not respond by devaluing the Argentine Peso. The failure of the government to devalue the peso left Argentine exports more expensive than those of other South American countries, like Brazil. By linking the peso to the dollar, Argentina adopted a currency whose exchange rate bore little relation to its own economic conditions, and the Argentine Government failed to respond to changing economic conditions by changing its monetary policy. After ten years of sustaining the exchange rate, the country has lost competitiveness in the international markets.

Argentina also faces large amounts of internal and external debt. Deficits have been financed with external debt, which is currently close to US$150 billion, and internal public debt, whereby the rate of interest paid reached almost 25% in real terms. Much of the internal debt has been due to overspending by the two dozen Argentine provinces. In December of 2001 the I.M.F. refused to disburse US$1.3 billion in aid for the month, and strikes, widespread street protests and rioting ensued. On December 20, 2001, President Fernando de la Rua resigned and was replaced on January 1, 2002 by Eduardo Duhalde. Several days after Mr. Duhalde became president, the government devalued the peso and the Argentine currency was allowed to float freely for the first time in a decade.

The consequence has been social upheaval. Unemployment rose 20% after Mr. de la Rua’s resignation, and in April 2002, all banking and foreign exchange activity was suspended. Mr. Duhalde announced that the Argentine financial system was at risk of collapse. Mr. Duhalte initiated actions to diversify Argentina's foreign ties, and in particular to revive those with Brazil,. its chief partner with MERCOSUR, which responded by lobbying for international help for Argentina and promising to take more imports, especially of cars. Due to its large debt problems, Argentina needs help from the IMF. The United States Government has asked Mr. Duhalde to develop a coherent economic plan. Above all, that means tackling the ghastly problems of Argentina’s banks, which have become the target of increasing violent protests. Mr. Duhalde inherited restrictions on bank transactions and withdrawals, which halted a bank run but are strangling the economy. His government’s handling of the devaluation of the peso, and its adoption of a dual exchange rate, have also created problems. On April 26, 2002, President Duhalde appointed free market economist, Roberto Lavagna, as his new economy minister whose main task was to convince the IMF to restart a lending program to Argentina, by pushing ahead with economic reforms which must include spending cuts by the country’s provinces and legal reforms aimed at restoring investor confidence. After substantial fluctuation the exchange rate for the Argentinean peso appears to be stabilizing in a range between 2.75 and 3.10 pesos to the US$.

Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect the Company’s business. The Company’s operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriations of property, environmental legislation and mine safety. Argentina’s status as a developing country may make it more difficult for the Company to obtain financing for any required exploration on the Company’s Argentine projects. The effect of all of these factors cannot be accurately predicted.

Mining Law in Argentina

In IM-11/19 Argentina; Economic Trends-Nov. 1999, the author stated:

“Although some ambiguities in its interpretation have emerged, the 1993 Argentine Mining Code has created a favorable investment climate in the sector. An influx of foreign capital is bringing major copper and gold mines on line in Catamarca and Santa Cruz provinces, as well as smaller projects elsewhere.” (Source: U.S. Department of Commerce – National Trade Data Bank, IM-11/19 Argentina; Economic Trends-Nov. 1999).

The right to explore a property (a “cateo”) and the right to exploit (a “mina”) are granted by administrative or judicial authorities via concessions. Foreign individuals and corporations may apply for and hold cateos and minas, at the same level as local investors without differences of any nature. Cateos and minas are freely transferable upon registration with the Provincial Mining Registry where title to the cateo or mina was first registered. Upon the grant of a legal concession of a cateo or a mine, parties have the right to explore the land or to own the mine and the resources extracted therefrom.

Regulatory Environment

The present government is deeply committed to opening up the economy, and there has been significant progress in reducing import duties and export taxes. For decades local industry has been protected, and the transition to greater international competitiveness will take some time.

Importers and exporters must be registered with Customs. Except for a very limited list of items requiring the previous approval of the authorities, there are no import restrictions. Import of pharmaceuticals, drugs, foodstuffs, defense material, and some other items require the approval of the applicable government authority. Import duties are being progressively reduced in accordance with the free enterprise and free-trade policy being implemented by the government in order to achieve greater international competitiveness. To illustrate, duties currently range between zero and 20%. Restrictions on exports are not generally imposed.

Mining Regulations

The exploration and exploitation of minerals in Argentina may be carried out by Argentinean citizens or foreign people or Argentinean companies incorporated under the Argentinean law by means of obtaining exploration and exploitation concessions.

Exploration concessions are granted by the mining authorities of each province. The period of exploration depends on the size of the exploration license (i.e. exploration period for 10 hectares is 1.1 days, which is the maximum size and time for exploration). Exploration permits have to pay canon of exploration which is calculated according to the size of it ($400 for each 500 hectares).

Holders of exploration concessions may, prior to the expiration of such exploration concessions, apply for one or more exploitation concessions covering all or part of the area covered by one exploration concession. Failure to apply prior to the expiration of the term of the exploration concession will result in termination of the concession.

An exploitation concession has the term of the life of the mine under the conditions to pay the canon of the mine. The cost of the canon is for disseminated mineral ($800 for each 100 hectares) and for vein mineral ($80 for each six hectares). The canon payment is annual but it could be payable in two biannual payments (July and December 31st). Both exploration and exploitation concessions are subject to work requirements.

Such concessions may be transferred or assigned by the holder, but such transfers or assignments must comply with the requirements established by the Argentinean Mining Law and be registered before the Public Registry of Mining in order to be valid against third parties.

Mineral exploration and exploitation concessions may also be obtained by foreign citizens or foreign corporations, and in this latter case through the establishment of a branch or subsidiary in Argentina.

Foreign citizens are required to apply for the corresponding permit of residence (through a work visa or as a businessman before the Ministry of Foreign Affairs. In the case of foreign corporations, they have to be registered in the Public Registry of Societies in Argentina.

The companies or the people ( Argentinean or foreign) can elect to be registered under the Investment Law rules.

The provinces that accept the rules of the Investment Law will not be able to charge a royalty superior to the 3% of the value “boca-mina” of the extracted mineral.

Foreign Investment Regulation

Foreign Investment regulation in Argentina is basically governed by the Investment Law and its regulation. Foreign investment of up 100% in Argentinean mining companies is freely permitted.

Environmental Regulation

Argentina has federal and state laws and regulations relating to the protection of the environment, including regulations concerning water pollution, air pollution, noise pollution and hazardous substances. The principal environmental legislation in Argentina is the Ley General del Equilibrio Ecologico y la Proteccion al Ambiente (the “General Law of Ecological Balance and Environmental Protection” or the "General Law"), which provides for general environmental rules and policies, with specific requirements set forth in regulations on air pollution, hazardous substances, environmental impact and others (the “Environmental Regulations”). Additionally, there are a series of “Argentinean Official Norms” that establish ecological and technical standards and requirements on various environmental related matters (the “Ecological Standards”).

The Secretaria de Medio Ambiente y Recursos Naturales (the “Ministry of the Environment and Natural Resources” or “SEMARNAT” for its initials in Spanish) is the federal agency in charge of monitoring compliance with and enforcing the General Law, the Environmental Regulations and the Ecological Standards (collectively the “Environmental Laws”). On enforcement matters the SEMARNAT acts mainly through the Procuraduria Federal de Proteccion al Ambiente (the “Federal Bureau of Environmental Protection” or “PROFEPA” for its initials in Spanish) and in certain cases through other governmental entities under its control.

Environmental Laws also regulate environmental protection in the mining industry in Argentina. In order to comply with these laws, a series of permits, licences and authorizations must be obtained by a concession holder during the exploration and exploitation stages of a mining project. Generally, these permits and authorizations are issued on a timely basis after the completion of an application by a concession holder. Management of Argco believe that all of the Property is currently in compliance with Environmental Laws.

In order to proceed with the planned exploration program on the concessions, the Resulting Issuer will have to obtain an exploration level environmental permit from Department of Mines and Geology of the province of Chubut, governed by the Mining Code of Argentina. This will require filing of an application and a report based on a limited field study by a qualified professional who will be pre-approved by the Department of Mines and Geology of the province of Chubut. The Department of Mines and Geology has period of 60 days from the date of submission of an application to process it as governed by the Mining Code of Argentina. As this type of permit is routinely applied for and granted in a timely manner, The Company anticipates that it will be able to obtain the required permit within a period of 120 days from the date of contracting the professional who will be responsible for the study.

Registration of Concession Claims

The process of applying for and being granted an exploitation of a mineral concession is a complex one involving a number of stages including the following:

·

An initial application is referred to as a Manifestacion de Descubrimiento or Demonstration of Discovery. The filing grants to the filer priority to the area applied for until the application is either finally approved and title granted or the application is abandoned or disallowed by the Department of Mines.

·

The next stage involves the registry of the concession geographic coordinates with the Mines Department Registry.

·

Once the coordinates have been confirmed as correct by the applicant, the Registry contacts the owners of the surface area.

·

Following successful notification of the surface owners, the Notary of the Mines Department issues a resolution stating that they are prepared to formally register the claim once the remaining obligations have been fulfilled. From this stage the applicant has the right to exploit the concession. One day after

-

22 –

notification to the applicant of the emission of the resolution, a three year period starts during which the requirement to pay the concession fees and taxes is waived.

•

The steps following the issuance of the resolution include: identification of the point of discovery; identification of the final area to be covered by the concession as well as the outside boundaries of the concession; the name of the professional surveyor who will do the official surveying of the concession boundaries; the surveying of the concession; and upon acceptance of the official survey, granting of the concession title. The length of time required for this process is highly variable, depending primarily on how aggressively the company pushes the process through the various divisions within the Department of Mines.

All three of the concessions making up the Property have completed the stage in which the Notary of the Department of Mines issues a resolution acknowledging that they are prepared to formally register the claim and are in the three year period during which payment of the concession fees is waived.

Portal's Mineral Property

Geological Consultant

The Company engaged Donald C. White, CPG, a Certified Professional Geologist registered with the State of Arizona in the United States of America, to undertake a review of Argco’s mineral property known as the Arroyo-Verde property (the "Property").

Mr. White is an independent consulting Geological Engineer with a total of 26 years of experience in mineral exploration, in many parts of North and South America. He has had no prior connection with the Company, Portal or Argco. Mr. White affirms and the respective managements of the Company, Portal and Argco are satisfied that Mr. White is a Qualified Person as required under the terms of National Instrument 43-101. The only consideration to be received by Mr. White with respect to his review of Portal’s property is his customary consulting fee.

Mr. White prepared the report: “Review of the Arroyo-Verde Gold Property” dated October 23, 2003. In addition, based on the reports, Mr. White prepared the geological and engineering aspects of the disclosure which follows concerning the Property. The full report is available for review under the Company’s profile at www.sedar.com.

Please refer to Figure 1 - Location of the Arroyo-Verde property in the attached Schedule “B” with regard to the following discussions on the Property.

Arroyo-Verde Property

Property Description and Location

The Property is located in the extreme northeast corner of Chubut province (figure 1 in the attached Schedule "B"). The cateos extend to within meters of the 42° south line of latitude that defines the border of Chubut with Rio Negro. The Property's center is some seven kilometers at 250 degrees from the bridge crossing of Ruta Nacional 3 over the namesake Arroyo Verde river. That puts it about 25km due west of Puerto Lobos, on tidewater, of the Golfo San Matias of the Atlantic Ocean. It is 50km due south of Sierra Grande, the iron mining town in Rio Negro, and 85km north of Puerto Madryn, the port and tourist city in Chubut.

Portal's proposed exploration program and the following discussion on the Property is based on three concessions covering 5,378 hectares (figure 2 in the attached Schedule "B"), consisting of one mining claim (Mina), as well as two applications for mining claims (Manifestacion de Descubrimiento) all with the Mines and Geology Department of the Province of Chubut (Direccion de Minas y Geologia de la Provincia de Chubut), details of which are as follows:

Mineral Titles

TYPE	CLAIM NAME	NO.	AREA (ha)	PROVINCE	COUNTRY
Manifestacion de Descubrimeieto	Arroyo Verde(1)	13.814/02	2,809	Chubut	Argentina
Mina	Marifil I(2)	13.419/99	1,200	Chubut	Argentina
Manifestacion de Descubrimeieto	Marifil II(1)	13.813/02	1,369	Chubut	Argentina

(1)

In the process of granting a mining claim. See “Registration of Concession Claims” on page 21.

(2)

In the process of finalizing the dimensions of the mining claim. See “Registration of Concession Claims” on page 21.

The Property extends, in Gauss-Kruger coordinates, from 5,344,000 to 5,350,379 north and 3,548,000 to 3,559,000 east. The approximate center of the main rhyolite dome with known mineralization is at about 42 degrees 02 minutes south latitude and 65 degrees 20 minutes west longitude.

Concessions, issued by the national government, give the concession owners the rights to explore for and exploit minerals, subject to the owner obtaining such other permits as may be required, including an environmental permit. Argco has the right to acquire the concessions from the owner under the terms of the option to purchase and lease agreement described below.

Argco does not at present have any agreements with respect to the surface rights and it will not be necessary to enter into any in respect of surface disturbance that may be caused by the proposed exploration program on the Property.

There are no known environmental liabilities associated with the Property. It is the responsibility of the owner (Argco) to ensure that its mining operations comply with environmental regulations.

Argco obtained the exploration and mining rights to the Property and an additional three non-material concessions (known as Porvenir, El Refugio, and Cholila claims) by virtue of an option-to-purchase and mining lease agreement dated November 27, 2003, effective December 1, 2003 with the owner Ruben Davicino, an Argentinean national, with payment terms as follows:

Payment Date	Payment US$	Status
August 18, 2003	0	N/A
October 18, 2003	1,000	Paid
December 28, 2003	4,000	Paid
June 1, 2004	5,000	Pending
December 1, 2004	20,000	Pending
December 1, 2005	40,000	Pending
December 1, 2006	60,000	Pending
December 1, 2007	80,000	Pending

In addition to the above schedule of payments, a preproduction royalty must be paid to the concession holder upon the earlier of: completion of a feasibility study; or December 1, 2008. The preproduction royalty is to be calculated at the rate of US$1.0 per ounce of gold in the measured and indicated resource categories, with a minimum payment of US$100,000 and a maximum payment of US$250,000. The concession holder will also be entitled to a 2% net smelter return (NSR) royalty on production, which will be paid after recovery of the preproduction royalty payment. Argco will have the right to purchase from the concession holder 1% of the production royalty for the sum of US$ 1 million.

Should the concession holder directly or indirectly acquire rights over areas adjacent or not to the Property within a two kilometre radius, Argco shall have a preferential right to extend the provisions of the option to purchase and mining lease agreement to cover the new areas.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Property is readily accessible. By asphalt highway, Ruta Nacional 3 (RN-3) it is about 55km south from Sierra Grande or about 90km north from Puerto Madryn, the two closest towns with services. At a point about three kilometers south of the Arroyo Verde river bridge and provincial border (Rio Negro-Chubut) there is a fence gate (no sign) to the estancia (sheep station) of Juan Marifil. The double-track road is best taken in a high clearance and four-wheel-drive vehicle. It is about one kilometer west to a ford to the estancia on the north bank of the Arroyo Verde river. It is then another approximately four kilometers by road winding south of and subparallel to Arroyo Verde river, to the prospect area, or about four kilometers driving the arroyo itself. The arroyo is only passable when dry.

The central rhyolite dome is easily traversed by 4X4 vehicle using the network of drill roads. The surrounding terrain is only foot accessible (or on horseback). Clearing roads is quite easy with a light dozer.

The Property easily lends itself to year-round work so long as the right preparations are made. It is subject to the classic Patagonian cold winters and winds but its low elevation, near-coastal setting, and relatively moderate latitude mean that conditions are tempered. Snows are infrequent and not long lasting on the ground. Freezing weather is short-lived. Most days, even in winter, the temperature climbs well above freezing. Tidewater (unknown depth) is only 25 kilometres due east.

The climate is arid all year. It is a near-desert environment. Nevertheless, coastal fog can set in and occlude visibility, and light rain and drizzle can persist long enough to be major annoyances to field programs. Summer afternoon temperatures can be hot enough to encourage early and late work with a siesta in the heat-of-day.

The Property is located on undeveloped ranch land. The Property is about four kilometers from the nearest building, the two-room sheep station of Juan Marifil and another kilometer from the asphalt road (RN-3) and then three kilometers north via that road to the police post at the Rio Negro-Chubut provincial border.

The closest common services are 55 road kilometers north to Sierra Grande or 90 kilometers by road south to Puerto Madryn. Both towns have lodging, restaurants, and fuel and most supplies. Puerto Madryn also has commercial, scheduled air transport.

Electric power may be available from a transmission line (unknown voltage) just east of and parallel to RN-3. That would be about 5km as a direct line from the Property. There is also a natural gas pipeline running north-south, 14km west of the prospect. Gas turbines could be used for electric power.

Water may be available from wells locally. There is no precedent for high volume water pumping in the area. Domestic and livestock use is all that has been tried thus far, mostly with shallow (less than 10 meter) windmills. Exploration drilling, however, encountered abundant water at 50 to 100 meter depths.

There are very few people in the environs of Arroyo Verde. There may be half a dozen part-time estancia workers within a 20km radius. Similarly, a half dozen part-time highway/provincial policemen man the border post about 8km away. Sierra Grande (55km) and Puerto Madryn (90km) would be the main sources of personnel, labor, equipment (backhoes, dozers, welders, etc.) and services. The same can be said for reliable communications. Cell phones may work in between, but those two towns would be the places for land lines and computers, etc.

All elevations within the concession fall between 125 and 200 meters above sea level. This modest relief is deceiving in that many cliffs, box canyons, and slopes steep enough to have talus cover are quite common. The semi-arid terrain is carved up by erosion to yield significant three-dimensional exposures.

Outcrop is abundant but far from ideal. Slope debris, arroyo sediments, chaparral-style vegetation, and soil cover conspire to hide at least 60 percent of the rocks in the elevated areas. Most seriously, the lower lying surroundings to the elevated rhyolite domes and uplifted fault blocks are completely mantled in gravels. The gravels are alluvial in origin though possibly reworked in a shallow marine transgression. They are mixed pebble, cobble, and boulder size, mostly unconsolidated, and known to be at least 40 meters thick where drilled just southwest of the central dome. They are at least partly indurated where caliche cement has been deposited.

Arroyos are great aids to foot navigation. The only sector of arroyo navigable by 4X4 vehicle is the five kilometers downstream from the central dome to RN-3, and that only in dry conditions. All the arroyos are prone to flash flooding.

Vegetation is largely creosote bush to chest height, with interspersed acacia and sparse cacti. Foot travel is possible most anywhere but vehicle tires are best preserved by not venturing cross-country. Larger trees are found only on a few protected river terraces and niches on hillsides. They are mesquite-like and palo verde-like, spiney, up to five meters high, and too small for timber. Their local use is for firewood.

Geological Setting

Virtually all locales of the Somuncura massif display volcanic rocks with two sets of nearly perpendicular-striking, high-angle faults. Throughout the Marifil Complex rocks for some 75 to 100 km north, west, and south from Arroyo Verde (figures 3) these bigger faults strike northwest and northeast. This nearly orthogonal array of major structures likely exerted major control on the location of late-stage volcanism and related hydrothermal activity and therefore on mineralization.

Rocks that host the Arroyo Verde mineralization are felsic volcanics of the Marifil Complex, one of several age-correlatable volcanic sequences that make up two huge Jurassic volcanic outpourings or massifs of Patagonia. The Deseado massif, some 400 plus kilometers in diameter in Santa Cruz province, hosts several economic gold and silver deposits. The Somuncura massif, equally large, straddles Rio Negro and Chubut provinces and hosts a number of advanced gold exploration projects (figure 3).

The Somuncura stratigraphy is shown in figure 4. Arroyo Verde is located in the southeast quadrant of the Somuncura massif, in the type section of the Marifil Complex. The most complete description of the type section is by Cortes (1987). His basal unit outcrops near Salina Chica and Estancia El Refugio about 18km southwest of the Arroyo Verde prospect. It has a red and maroon polymictic conglomerate of variable thickness at its base, overlain by 170m of maroon and gray, sandy tuff, in turn overlain by lapilli tuff, agglomerate, and rhyolite ignimbrite. Together this is his Puesto Piris Formation.

Cortes’ upper Marifil Complex he calls the La Porfia Formation. Its type section is 4.5km southeast of Estancia La Porfia, near the windmill of Tapera Mendez or about 23km southwest of the Property. It rests unconformably upon the Puesto Piris and is said to be comprised of a lower 69m of yellowish sandstone, sandy tuff, and agglomerate. It’s middle is 166m of fine-grained tuff, lapilli tuff, and sandy tuffaceous agglomerate. It’s upper part is 15m of reddish rhyolite ignimbrite.

Cortes (1987) reports a K/Ar whole rock age for the Puesto Piris as 189 Ma and for La Porfia as 177 Ma. These fall within the Late Triassic – Early Jurassic age range of 175 to 190 Ma reported by Pankhurst and Rapela (1995) using Rb-Sr whole rock isocrons.

Cortes’ type area description yields a minimum 420m of Marifil Complex, with the variable thickness lower and upper units of his Puesto Piris adding to that to yield an estimated 450 meters. This section, more regionally, falls between a basement of Proterozoic - Paleozoic rocks and cover of Cretaceous sedimentary rock.

Neither basement nor Cretaceous cover occur within the Arroyo Verde area. Rather, there is only gravel cover of the Pleio-Pleistocene (Late Tertiary/Early Quaternary) El Porvenir Formation. These gravels, semi-consolidated and sometimes caliche-cemented, persist from the immediate south margin of the mineralized Arroyo Verde outcrops, for 10km southwest to Estancia El Porvenir, and 2km further to the next Marifil Complex outcrops. The El Porvenir gravels are an alluvial fan deposit with apex near Estancia Los Limites, just south of the Arroyo Verde, about 20km west of RN-3. The fan margins are some 90 to 100m lower in elevation from 20 to 30km southeast of the apex. Its thickness is known to exceed 10 meters in outcrops and wells.

Exploration and Development History

All the documented and significant exploration at the Property has taken place in the five-year interval between its 1994 rediscovery by Pegasus Gold Company and its last Minera Andes Inc. work in latest 1998. All the documented and significant exploration at Arroyo Verde has taken place in the five-year interval between its 1994 rediscovery by Pegasus and its last Minera Andes work in latest 1998.

Between December, 1994 and early 1996, Pegasus field evaluations included vein and wall rock sampling, geophysics induced polarization and reverse circulation drilling (25 holes totaling ~2,500m). Drilling was in three phases. Holes 1-12 were drilled in July, 1995, targeting outcropping veins and alteration. Holes 13-21 were drilled in January, 1996, targeting mainly IP chargeability (not resistivity) anomalies and finding pyritic flow units but not much gold. Finally, in April, 1996, Pegasus drilled four holes (#22-25) on deeper (~150m) targets at the east-central and gravel-covered southeast extension targets. Those results were disappointing and Pegasus commenced efforts to farm out the project.

Following visits by various candidates, Minera Andes entered into a joint venture with Pegasus in November, 1997, committing to US$1.3 million in exploration costs over four years (including US$200,000 the first year) for an 80 percent interest.

Between December, 1997 and December, 1998, Minera Andes conducted geologic mapping, outcrop sampling, orientation soil geochemical and geobotanical surveys, IP and CSAMT geophysical surveys, PIMA spectrographic clay analyses, and quartz fluid inclusion studies. They ultimately drilled ten more RC holes totaling about 800 meters. Although Minera Andes’ efforts likely exceeded their first year obligations, they failed to expand known resources and decided to opt out of the joint venture at the one-year anniversary, in December, 1998.

Another firm was said to have optioned Arroyo Verde in July, 1999. That was the Argentine company of Ingeoma of Buenos Aires. However, they performed no work on the property and their option was cancelled in 2002.

The Property is currently optioned to Portal, through Argco.

Mineralization

Jurassic, volcanic-hosted, epithermal gold and silver deposits are numerous, important, and popular as exploration targets in Patagonia. The most notable examples are those in production or close to it, all within the Deseado massif of Santa Cruz province. Four deposits there are worth considering for lessons they may offer to Arroyo Verde exploration. Note however, that this information on Cerro Vanguardia, Mina Martha, Manantial Espejo, and San Jos6 is not necessarily indicative of the same mineralization at the Property.

Cerro Vanguardia is the principal producing mine of the Deseado massif. It is about 120 km north of Puerto San Julian. Vanguardia is operated by Anglo American Corp. and has been in production for four years on an initial reserve of approximately nine million tonnes averaging 10 g/t Au and 113 g/t Ag (LatinoMineria, Sept. 1998, p. 19). That is a precious metal content of 2.9 million oz Au and 32.6 million oz Ag.

The Vanguardia deposits are all Bonanza vein ore shoots occurring in a network of some 18 veins. The hosting quartz is mineralogically and texturally similar to that at Arroyo Verde. The structural array of the Vanguardia veins suggests a broad, uplifted, extentional and fractured structure. This may correspond to a regional hotspot or mantle plume, not too different than the geothermal anomaly needed to produce the Arroyo Verde rhyolite dome complex.

The vein swarm that makes Vanguardia extends for ~350km2 (~27km NW-SE by 13km SW-NE). Within that, the most auriferous veins occupy an ~320o long axis, ~21km long, by ~5km wide for over 100km2 of area with scattered mine pits. Mining is planned for some 28 separate pits on 17 distinct veins.

Vanguardia mineralization is accompanied by base metals (Cu, Pb, Zn) and As and Ba. Sb and Hg are too low in abundance and fickle to be exploration aides. Fe and Mn are both visible and clearly anomalous at Vanguardia just as they are at Arroyo Verde.

Mina Martha, operated by Coeur d’Alene Mines is in the southwest Deseado and consists of one known epithermal quartz vein essentially barren of flanking hydrothermal alteration.

The hosting vein, Veta Martha, is only about 1.5km long and rarely more than a meter thick until one reaches the ore shoots. Then thicknesses only reach an average 3m in high grade stopes and 10m maximum so far in the centers of such stopes. Most importantly, one sees no special alteration or signals to hint at proximity to those ore shoots. One literally walks along strike from a 100m long ore shoot of 5 million ounces Ag to a very mundane looking quartz vein of less than a meter thickness within a mere 100m of strike.

Manantial Espejo is an advanced exploration project operated by Silver Standard Resources Inc. They report a measured and indicated resource of 4.4 million tonnes with a grade of 4.5 g/t Au (638,000 oz Au) and 260. g/t Ag (36.9 million oz Ag) in one large quartz vein of a four-vein array (The Northern Miner, March 4, 2002 and Silver Standard website). It is located 100km west of Vanguardia and only ~25km southeast of Mina Martha.

Manantial Espejo is really a hybrid of Vanguardia and Mina Martha. It is intermediate in Ag/Au ratio between Vanguardia and the gold-rich end of the spectrum and Mina Martha on the Ag-rich extreme. Manantial’s veins are strongly dominated by ribbon banding with accompanying crustiform, colloform and moss textures.

Manantial is a quartz-adularia system. Alteration, other than minor sericitization and very local clays, is minimal. It is a silica-dominated system with Ag sulfasalts as the key ore minerals, most abundant in delicately banded zones. Drusy crystalline and amethystine quartz occurs nearby. Gold values can be very fickle, so much so that nearly barren quartz can occur within otherwise ore grade zones.

San Josh is a Au-Ag project in feasibility study by partners Mauricio Hochschild and Company, Ltd. (51%) of Lima, Peru and Minera Andes Inc. (49%) of Spokane, Washington. It is located in the extreme northwestern Deseado.

San Josh hosts a resource within a 2.2 km long Ag-rich portion of its Huevos Verdes vein (Minera Andes’ website, October 7, 2003). The vein is northwest striking, subvertical, and hosts ore shoots that rake gently northwest. Those shoots are now the objects of underground development work with a pilot plant scheduled for commissioning later 2004. Property-wide surface exploration continues on a large network of veins. Cover rocks, in their case basalt flows and alluviu m, are an impediment but induced polarization surveys have been very successful at tracking siliceous zones via their resistivity signatures.

There are also a series of notable gold ± silver, lead zinc historical producers and new discoveries in the Somuncura massif of Chubut and Rio Negro. As with the Deseado examples, note that this information on Somuncura deposits is not necessarily indicative of the same mineralization at the Property.

Navidad is perhaps the most talked about of the new discoveries. Located in the Gastre district of north-central Chubut, it is a grass roots discovery by IMA Exploration Inc. Navidad stretches along about a 6km northwest trend as a series of very low hills. Each hill manifests a subtly distinct style of mineralization differentiated by host rock, gangue mineralogy, and metal ratios. Overall, Navidad is a silver-rich lead-copper system in and amongst felsic flow-domes with heterolithic breccias, volcaniclastics, tuffs, and chert exhalites. The occurrences of thin but laterally continuous limestone beds suggests a basinal depositional setting.

Mineralization occurs both as Bonanza-grade, high-angle structures and as conformable replacements. Current thinking is that this may be analogous to the most precious-metal-rich volcanogenic massive sulfide systems like the Eskay Creek Mine in British Columbia or Greens Creek Mine, Alaska. The full Navidad geologic environment is not known to recur in the eastern Somuncura or Arroyo Verde area but some characteristics of Navidad may be equated to the metal occurrences at Gonzalito Mine and the rhyolite domes recognized at the Property and a number of locales in the Marifil outcrop belt.

Mina Angela is another precious-metal-rich, base metal vein system. No known replacement-style mineralization is reported there but that could be because it hasn’t been looked for or recognized yet. Mina Angela is located between Ingeniero Jacobacci, Rio Negro, and Gastre, Chubut, on the Chubut side of the border.

Production from Mina Angela through its 1992 shutdown totaled about 1 million tonnes that averaged 4.0 g/t Au, 50. g/t Ag, 2% Pb, 0.4% Cu, and 4.06% Zn. Reserves at shutdown were stated as 150,000 tonnes at similar grades (Cerro Castillo, S.A. report with no author or date indicated but ~1995).

Mineralization is related to NE-SW striking, subvertical, quartz veins with anastomosing base-metal-rich veinlets and pockets. These occur over a two kilometer strike length and average 1-2 m thick. There are several veins forming a horsetailing pattern.

Los Menucos district of Rio Negro is the locus of the most intensive modern gold exploration in the Somuncura massif. A series of historic prospects and new discoveries have spurred that interest. The most significant finds have been by Iamgold Corp. at their Cerro Abanico property about 20km southwest of Los Menucos. They have drilled high grade (~60. g/t Au) narrow (1-2 m) structurally controlled gold-telluride intercepts not unlike those that made Cripple Creek, Colorado. Just this month came the announcement of a major joint venture that will affect exploration in that area for a long time. Barrick Gold Company has signed an agreement to earn a 70% interest in Iamgold’s 7,510 square kilometer Los Menucos project over the next eight years. To do so they plan to spend $12.5 million (U.S.) on exploration, clearly planning on a district-wide play with major potential.

Other gold prospects are also known in the Los Menucos area. Cerro Choique is a large (~6km2) silica sinter system about 20km east of Los Menucos. It is undergoing early stage exploration for possible mineralized feeder structures. Dos Lagunas is a small epithermal vein between Cerro Choique and Los Menucos. It too is being reevaluated for other styles of mineralization and potential. Many other prospects are similarly being studied in that district.

Deposits closest to the Property include a variety of other styles of mineralization. About 50km due north of Arroyo Verde is the now defunct Sierra Grande taconite iron mine, just southwest of the town by that name. The magnetite ore was mined by room and pillar from underground. Unfortunately, it is contaminated by P, F, and Mn, rendering it inferior and uneconomic.

Mina Gonzalito is about 45km northwest of Sierra Grande. It, like Sierra Grande iron mine, is a reserve of the province of Rio Negro. Gonzalito saw production from 1953 to 1984 under the National Lead Company (New Jersey Zinc). Total production was around 500,000 tonnes averaging ~8.6% Pb, 1.2% Zn, and 116. g/t Ag (3.4 opt). These averages however, obscure the real grade trend from early mining in the supergene enriched zone with about 50% combined Pb + Zn and kilos of Ag (hundreds of ounces) downward to a final cutoff in primary grades at least 90% lower.

Gonza lito is somewhat unique in the Somuncura in that it is hosted by a Precambrian or Paleozoic gneiss, not by the Jurassic volcanics. The gneiss varies from amphibolitic to felsic micaceous and is locally intruded by a pink granite. Foliation is subvertical and north-south. The deposit amounted to one principal vein with minor branches. The veins are structurally hosted. The principal structure is modestly crosscutting (5o to 15o) to gneissic compositional banding and foliation. The fault is gently sinuous and locally branching and marked by gouge on one or both walls.

The vein is fault confined, coarse grained, open-space filling and bilaterally symmetrical. It pinches and swells, perhaps averaging 0.5 m thick but generally only mined where 0.8 m or better in thickness. The maximum reported was 2 m thick. The key ore mineral is argentiferous galena. It is accompanied by lesser marmatitic sphalerite, pyrite, and quartz. Minor occurrences of chalcopyrite, wulfenite, vanadinite and rhodochrosite are als o reported. This may be a mesothermal vein of Jurassic age emplaced in basement rocks.

The real key to Gonzalito’s success, in the early days only, was the near-surface enrichment. Supergene oxidation created an enriched zone in the uppermost tens of meters. This top zone with gossanous texture and abundant iron and manganese oxides was rich in lead carbonate (cerusite) and lead sulfate (anglesite) and silver (native Ag reported and grades of hundred of ounces per tonne mentioned). Oxidation is recorded as extending in the 70 m to 140 m interval as ore shoots and lenses of average 1 m thickness, but steadily diminished at greater depth. When mining ceased in 1984, the combined Pb and Zn values were reportedly below 5% at the 200 m level. Silver had dropped to about 60. g/t (2. opt).

There are also a series of small gold prospects in the Marifil Complex rocks in an arc from 50 to 100 km distant from Arroyo Verde, starting with Telson, Chubut to the southwest, through Cona Niyea, Arroyo de la Ventana, and Sierra Pailaiman, all in Rio Negro. A number of these occurrences are rhyolite dome hosted.

Sampling and Analysis

Historical Sampling

The work by Pegasus and Minera Andes at the Property was done between five and ten years ago. At that time there was less attention given to documentation of activities like sampling. Hence there are essentially no details of techniques, procedures, or sample handling. What is known is that they were both competently managed firms with well reputed staff. The exploration on the Property was for their own account and own benefit and management believes there was no motive to embellish it.

Rock chip samples were most likely as close to continuous chips as practical across the strike of the structures being sampled. We know Pegasus geologists took “area” samples of say 4m2 from outcrops of interest for their alteration. Drill samples were all splits from RC cuttings. Samples were likely hauled back to Mendoza personally by the geologists in their field vehicles.

Arroyo Verde Drill Intercepts

Holes 1 thru 25 drilled by Pegasus Gold, 1995

AV #	Meters	?m	Au g/t	Ag g/t	Remarks
1	23-29	6	3.0	115.	Principal Qtz. vein
(straddled by 7m of 0.5 g/t and 2m 0.4 g/t)
3	68-70	2	7.5	279.	Principal Qtz. vein
(straddled by 16m of 0.7 g/t and 3m 0.4 g/t)
6	31-34	3	3.5	45.	Principal Qtz. vein
(straddled by 5m of 0.3 g/t and 6m 0.3 g/t)
4	50-61	11	1.2	29.	NW Qtz. vein
8	25-27	2	6.3	18.	NW Qtz. vein
9	12-16	4	1.0	65.	NW Qtz. vein
10	27-31	4	4.6	18.	NW structure Rhy with py
11	46-48	2	18.3	70.	NW Qtz. vein
5	15-16	1	17.8	89.	SE Silica bx
(straddled by 1m of 0.5 g/t and 4m 0.7 g/t)
(straddled by 4m of 0.X g/t and 9m 0.8 g/t)
13	49-54	15	1.9	18.	Blind Qtz. vein

Holes 26 thru 35-B drilled by Minera Andes, 1998

AV #	Footage	? feet	Au g/t	Ag g/t	Remarks
26	100-105 ft.	5 ft.	7.8	204	Principal Qtz. vein
(straddled by 0.X g/t in sheeted veinlets)
27	50-55 ft	5 ft.	1.8	5	Principal Qtz. vein – hem bx
	80-85	5 ft.	2.9	157	Principal Qtz. vein with py
33-B	210-215 ft.	5 ft.	1.5	109	Principal qtz. vein
	215-250 ft.	35 ft.	~0.3	60	Shtd veinlets
	250-255 ft.	5 ft.	2.8	2.8	Some qtz.

28 thru 32 – No significant intercepts over low 0.X g/t Au

AV #	Footage	? feet	Au g/t	Ag g/t	Remarks
33	170-175 ft.	5 ft.	1.8	110	Wt qtz & py
34	165-170 ft.	5 ft.	0.6	21	Qtz hem frax
35-B	175-180 ft.	5 ft.	0.8	9	Qtz hem rhy

A total of 35 RC holes were drilled (25 totaling 2,486m by Pegasus and 10 totaling 782m by Minera Andes) for an aggregate total of 3,268 meters of RC drilling.

Assaying

Pegasus Gold used the laboratory know as Geolab. Minera Andes used their arms length affiliate known as N.A. Degerstrom, Inc. of Spokane, Washington with some whole rock analyses by Bondar Clegg and Co. Ltd. of North Vancouver, B.C. Most of the original assay certificates are in the files available via the current owner. Both sets of labs routinely checked both higher value samples and a random selection of all values as part of internal quality assurance. All such reports indicate satisfactory reproducibility of assays for both Au and Ag.

Check assays

Aside from the internal laboratory check assays just mentioned, the only party to perform check assays was Mr White. While retained by Viceroy Resources Ltd. of Vancouver, through their subsidiary in San Juan, Argentina known as MASA (Minas Argentinas, S.A.), Mr. White conducted a brief evaluation of the Property in July, 1996. One facet of this evaluation was to collect new splits of RC cuttings from bulk bags left on the drill sites. Mr. White took nine splits, five from the intercept in hole AV-3 and four from the intercept in AV-5. His samples were submitted to Bondar Clegg’s Santiago, Chile laboratory for standard one assay tonne fire assay, gravimetric or AA finish as appropriate to the bead size. His results are juxtaposed to those of Pegasus (by Geolab) in table below and Mr. White believes that it is evident that the lab-to-lab comparability is excellent, with Gold values varying negligibly and randomly up and down.

Arroyo Verde Check Assays

		Au (g/t)			Ag (g/t)
Hole	Meters	Geolab	B-C	?	Geolab.	B-C	?

AV-3	58-59	0.05	0.07	0.02	3.2	4.9	1.7
-3	59-60	0.87	0.97	0.10	60.0	56.2	<3.8>
-3	60-61	1.71	2.44	0.73	65.0	63.5	<1.5>
-3	61-62	0.75	0.66	<0.09>	19.0	19.0	-0-
AV-3	62-63	0.12	0.12	-0-	8.2	2.7	<5.5>
AV-5	14-15	0.50	1.17	0.67	9.4	9.2	<0.2>
-5	15-16	17.80	>10.0	-?-	89.0	70.5	<18.5>
-5	16-17	0.56	0.45	<0.11>	14.0	11.4	<2.6>
AV-5	17-18	0.17	0.17	-0-	6.7	5.4	<1.3>

Note: small percentage difference in assays and approximately equal distribution of increases and decreases from original gold assays.

Security of Samples

The work by Pegasus and Minera Andes at the Property was done between four to ten years ago at a time when there was less attention given to documentation of activities like sampling. Hence Portal has essentially no details of techniques, procedures, or sample handling, however as they were competently managed firms with well reputed staff, it is reasonable to assume that these aspects were professionally managed to industry accepted standards of the time and can be reasonably relied upon.

Current Exploration and Development

Since the work by Minera Andes which was completed in 1999, there has been essentially no exploration carried out on the Property apart from data review and compilation, as well as property visits by potentially interested partners.

Proposed Exploration and Development Program

Overview

The proposed exploration program on the Property consists of a Phase I program followed by a Phase II program. Phase I is an integrated program consisting of three separate campaigns to be carried out in 2004 and early 2005. The first campaign is geologic mapping/pre-geophysics. The second campaign includes largely geophysical surveys, while the third campaign is an initial drilling phase designed to test the known principal vein for ore shoots at depth and also to test the first geophysical anomalies. All of Phase I will be completed; its three parts are not contingent on each other as the three parts are merely sequenced for organization of field activities. Phase II will be contingent upon Phase I results and could continue in mid to late 2005. Phase II will be mainly the drill-testing of geologic-geophysical targets. The itemized budgets for these programs are summarized below.

	US$	Cdn$
Phase I-A – Mapping/geochemistry – early 2004	97,000	130,950
Phase I-B – Geophysics – 2004	87,000	117,450
Phase I-C – Initial drilling – 2004	191,000	257,850
Phase II Follow up Drilling – 2005	336,000	453,600
Total Budget	$711,000	$959,850

(1)

calculated using an exchange rate of C$1.35 to US$1.

Phase I (projected cost US$375,000/Cdn$506,250)

Phase I-A

This campaign will comprise geologic mapping and geochemistry and be conducted in early 2004. Since it would be the first serious exploration on the Property since 1998 and constitute a major change in focus from the one central dome to the greater property and region, and some preparation is mandated. Various agencies have published much new geologic, geochemical, and geophysical data in Rio Negro and perhaps too in Chubut. A literature search and compilation is a critical first step.

There are no mapping bases for the Property now but it is recommended that they can be obtained via the newly available “Quick Bird” or “IKONOS”, high-resolution, satellite imagery. This imagery requires a three months lead time for acquisition, processing, and delivery. A color image at 1:5,000 scale with 1-4 meter resolution (dependent upon bands selected and processing parameters) would be as good as air photos for a mapping and as a compilation base as well as enabling visualization and interpretation of ground features that could not be seen by geologists on the ground. A surrounding coverage of the same imagery but at 1:20,000 scale would provide the same utility for the regional setting (~25k x 25km or 225 km2). Comprehensive geologic mapping and rock sampling will be undertaken within that area. Two senior geologists will collaborate on the program for a calendar month, with the help of a junior geologist and technician. Some petrography may be required to aid interpretation of geologic subtleties. Rock textural and alteration features often need laboratory analysis, both chemical and microscopic, to be fully understood.

The guiding concept of Phase I-A work is understanding of the geology. Recognition of volcanic facies and structures are key to defining the areas of best potential for blind deposits and hence areas to cover with geophysics in Phase I-B.

Phase I-B

This campaign will follow in 2004 and be principally a geophysical program. Costs of IP and very low frequency (“VLF”) surveys prohibit the kind of blanket coverage required. Hence the geologic selections of targets from the earlier program are critical. Nevertheless, some geophysical reconnaissance will be called for, particularly over gravel-covered and totally blind sectors.

Some 60 line km of IP are budgeted. All may be covered by magnetometry as well. VLF techniques may be feasible and may be the best tool for interpreting deep structures. Some 30 line km's of VLF are budgeted. The exact choices of instrumentation and coverage will depend upon the target geometries and positions considered likely and the advice of the geophysicists and will require some experimentation, hence the need for flexibility in the budget and exploration plan. Anomalies resultant from the geophysics, interpreted in the geologic context, will constitute drillable targets for the next phase.

Phase I-C

This phase is anticipated to be completed in a continuum of 2004 and possibly early 1995 work. It would constitute the initial drill testing of the known and proposed targets. The known principal vein would be tested down-dip from the best intercept to date (AV-5). An array of three angle holes, about 150 m each, to intercept the vein at about 80-100 m depth and on 50-80 m spacing from each other, would serve to discover any raking ore shoot (figure 4.4-5). Part of Phase I-A would be to fine tune the locations of these planned intercepts according to detailed mapping, sections, and interpretations.

Additional holes would be the preliminary tests of geophysical targets. Approximately eight holes of 50 to 100 m each should be allocated for the most attractive targets generated by the combined geologic-geophysical efforts. As preliminary holes they will provide calibration of the interpretation of the volcanic facies and structure and geophysical data. The following is a breakdown of the estimated costs of the Phase I program:

	US$	Cdn$(1)
Phase I-A
Purchase published reports, literature	1,000	1,350
Purchase high resolution imagery (~400km2 @ $20)	8,000	10,800
Compilation and study of above by Sr. geologist (~5 days @ $400)	2,000	2,700
Backhoe and trench blasting and channel sampling	15,000	20,250
Geologic mapping with geochemistry: 25km2 @ 1:5,000 scale 200km2 @ 1:20,000 scale Two Sr. geologists, 5 days prep., 30 days in field, 10 days compilation. 90 man days @ $400	36,000	48,600
Junior geologist (45 days @ $150)	7,000	9,450
Helper (40 days @ $50)	2,000	2,700
Analyses (200 samples @ $30)	6,000	8,100
Petrography (20 @ $150 incl. select whole rock analyses)	3,000	4,050
Magnetic susceptibility tests (20 @ $50)	1,000	1,350
Rental 4x4 incl. fuel (35 days @ $120)	4,000	5,400
Food and lodging (~140 man days@ $40)	6,000	8,100
Sample freight, communications, duplicating	3,000	4,050
Airfares (2 @ $1,500)	3,000	4,050
Subtotal (Mapping Phase)	$97,000	$130,950

	US$	Cdn$(1)
Phase I-B
Geophysics: IP over some areas @ 0.5 km line spacing, for 30 line km. Other recon IP lines for 30 line km, Total 60 line km @ 2 line km/day = 30 days. 30 days @ $1,500./crew day = $45k Also 30 line km VLF @ $5k and 60 line km magnetics @ 5k	55,000	74,250
Geologic supervision of geophysics with concurrent followup mapping and geochem, 30 days @ $400	12,000	16,200
Junior geologist (30 days @ $150)	5,000	6,750
Helper (20 days @ $50)	2,000	2,700
Analyses (100 samples @ $30)	3,000	4,050
Rental 4x4 (30 days @ $120)	4,000	5,400
Food and lodging (90 man days @ $40)	4,000	5,400
Freight, communications, duplicating	2,000	2,700
Airfares	1,000	1,350
Subtotal (Geophysics Phase)	$ 88,000	$118,800
Phase I-C
Contract drilling 3 holes @ 150 m on principal vein ~8 holes @ 50 – 100 m on geophysical targets Total ~1,000 m @ $120 for core	120,000	162,000
Drilling peripherals; bits, mud, etc.	10,000	13,500
Dozer ± grader for road work and drill sites (10 days @ $500)	5,000	6,750
Geologic supervision, core logging, etc. Sr. Geol. 45 days @ $400 Jr. Geol. 60 days @ $150 Helper 60 days @ $50	18,000 9,000 3,000	24,300 12,150 4,050
Rental 4X4 incl. fuel (60 days @ $120)	7,000	9,450
Food and lodging (165 man days @ $40)	7,000	9,450
Analyses (250 samples @ $30)	8,000	10,800
Freight, communication, duplicating	2,000	2,700
Airfares	2,000	2,700
Subtotal (Initial Drilling Phase)	$191,000	$257,850
Aggregate Totals	$376,000	$507,600

(1)

calculated at an exchange rate of US$1.00 equals Cdn$1.35.

Phase II (projected cost US$336,000)

Phase II could be ready for implementation in 2005. It would mainly consist of the drill testing of targets defined by Phase I. For budgeting purposes, core drilling has been proposed. Less costly RC drilling may be adequate for some targets. Of course in advance of Phase I results, any drilling plan is mere speculation but assuming 20 holes averaging 100 meters each, Phase II would consist of an estimated 2,000 metre drill program. Costs using core drilling would be approximately US$250,000 (Cdn$337,500) for contractor costs alone. The accessory costs are all set out in the itemized budget.

Of course the geologic mapping, geochemistry, geophysics, and Phase I drilling could yield sufficiently negative results that one may opt out of further expenditures to undertake the Phase II program. In the same way, very positive findings could dictate immediate increases in the program. The following is a breakdown of the estimated costs of the Phase II program:

Phase II	US$	Cdn$(1)
Contract drilling Assume 20 holes of 100 m each 2,000 m @ $120 for core	240,000	324,000
Drilling peripherals; bits, mud, etc.	20,000	27,000
Dozer ±grader for road work and drill site construction (10 days @ $500)	5,000	6,750
Geologic supervision; core logging: Sr. Geol. 60 days @ $400 Jr. Geol. 60 days @ $150 Helper 60 days @ $50	24,000 9,000 3,000	32,400 12,150 4,050
Rental 4x4 incl. fuel (60 days @ $120)	7,000	9,450
Analyses (500 samples @ $30)	15,000	20,250
Food and lodging (180 man days @ $40)	7,000	9,450
Freight, communication, duplicating	3,000	4,050
Airfares	3,000	4,050
Subtotal (drilling phase)	$336,000	$453,600

(1)

calculated at an exchange rate of US$1.00 equals Cdn$1.35.

Phase I-A, at $97,000 (C$130,950, I-B at $88,000 (C$118,800), and I-C at $191,000 (C$257,850) yield a 2004/Phase I total of US$376,000 (C$507,600). Adding in contingent Phase II at $336k yields a total cost of exploration over two years of ~US$712,000 (C$961,200).

Administration – The Company, Portal and Argco

The administration expenses that are expected to be incurred by the Company, Portal and Argco to achieve its stated business objectives during the twelve-month period following the completion of the Proposed Transaction are as follows:

Category	Average Monthly Total	Annual Total
Salaries and benefits	7,500	90,000
Legal and accounting	3,500	42,000
Corporate expenses	1,500	18,000
Rent, taxes, and utilities	1,168	14,000
Telephone and fax	500	6,000
Travel, lodging, meals	2,000	24,000
Miscellaneous costs	500	6,000
Bank and finance charges	208	2,500
Insurance	208	2,500
Computer equipment, software, misc.	208	2,500
Recruiting, training, employee relations	208	2,500
TOTAL:	$17,500	$210,000

It is anticipated that there will not be material monthly fluctuations in the total monthly administration costs, although each component may fluctuate materially on a monthly basis at some time during the year.

Risk Factors

There are a number of risk factors associated with the business of Portal that are summarized below. These risk factors will apply to the Resulting Issuer upon completion of the Proposed Transaction.

Foreign Countries and Regulatory Requirements

Certain of the projects in which the Company has an interest are located in Argentina. Mineral exploration and mining activities in Argentina may be affected in varying degrees by political instability and government regulations relating to the mining industry. Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect its business. The Company does not maintain and does not intend to purchase political risk insurance. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriations of property, environmental legislation and mine safety. The status of Argentina as a developing country may make it more difficult for the Company to obtain any required exploration financing for its projects. The effect of all of these factors cannot be accurately predicted. The Argentine economy has experienced recessions in recent years and there can be no assurance that its economy will recover from such recessions.

Argentina has recently experienced economic and political instability. An economic crisis has developed since December 2001. As a result, Argentina has defaulted on its loans and is working with the International Monetary Fund on a bail-out loan agreement. The Company maintains the majority of its funds in Canada and only forwards sufficient funds to meet current obligations and overhead in Argentina. The Company does not believe that any current currency restrictions which may be imposed in Argentina will have any immediate impact on the Company's exploration activities.

Exploration and Mining Risks

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. At present, Portal's property does not have proven or estimated reserves or known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explorations, cave-ins, landslides and the inability to obtain suitable adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs. Portal has relied on and may continue to rely upon consultants and others for exploration and development expertise. Substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing gold, silver and other mineral properties is affected by many factors including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. The remoteness and restrictions on access of certain of the properties in which Portal has an interest will have an adverse effect on profitability in that infrastructure costs will be higher.

Liquidity

Management believes that cash on hand, together with the proceeds received on the completion of the Proposed Transaction, will be adequate to meet the Resulting Issuer’s financial needs following the completion of the Proposed Transaction to complete its recommended Phase I exploration program on the Property. The Resulting Issuer will need to raise additional funds by way of equity financings and/or commercial credit facilities in order to finance its additional working capital requirements beyond this point if there are unexpected expenditures involved in the exploration program or additional work on its mineral properties is required.

Financing Risks

Portal has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects or to fulfill its obligations under any applicable agreements. There can be no assurance that the Resulting Issuer will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties. Neither Portal nor the Company has an earnings or dividend record and neither anticipates paying dividends in the foreseeable future.

Uninsurable Risks

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and the Resulting Issuer may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Resulting Issuer.

No Assurance of Titles

Although the Company obtained title opinions on the Property, there is no guarantee that title to such concessions will not be challenged or impugned. Due to the large number and diverse legal nature of the mineral properties described in this Information Circular, full investigation of legal title to each such property has not been carried out at this time. Any of Portal's properties may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. See "Portal Mineral Properties". The Resulting Issuer does not plan to invest significant exploration money on any of its properties subject to overlapping claims until such time as the overlapping claims have been settled, but there is no guarantee that the Resulting Issuer will retain any ownership to any of these claims.

Permits and Licenses

The operations of Portal may require licenses and permits from various governmental authorities. There can be no assurance that Portal will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects.

Metal Prices

Factors beyond the control of Portal may affect the marketability of any gold, silver or other minerals discovered. Metal prices have fluctuated widely, particularly in recent years. The effect of these factors cannot accurately be predicted.

Competition

The mineral industry is intensely competitive in all its phases. Portal competes with many companies possessing greater financial resources and technical facilities than itself for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees.

Environmental Regulations

Portal’s operations may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations. The Resulting Issuer intends to fully comply with all environmental regulations in Argentina as well as with the higher standards set by North American environmental regulations. Management of the Company believes that the Property is in compliance with all necessary Environmental Laws. See "Business of the Resulting Issuer – Environmental Regulations" on page 21.

Currency Fluctuation

The Company’s operations in Argentina make it subject to foreign currency fluctuations and such fluctuation may adversely affect the Company’s financial position and results. The Company’s property, option and mining expenses are generally denominated in U.S. dollars. As such, the Company’s principal foreign exchange exposure is related to the conversion of the Canadian dollar into U.S. dollars. The Canadian dollar varies under market conditions. In recent years, the Canadian dollar has experienced a devaluation against the U.S. dollar, which requires the Company to spend more Canadian dollars on its projects. Continued devaluation of the Canadian dollar against the U.S. dollar could materially and adversely affect the Company’s operations and financial position. The Company’s foreign subsidiaries comprise a direct and integral extension of the Company’s operations. These subsidiaries are also entirely reliant upon the Company to provide financing in order for them to continue their activities. Consequently, the functional currency of these subsidiaries is considered by management to be the Canadian dollar and accordingly exchange gains and losses are included in net income. Management does not believe the Company is subject to material exchange rate exposure from any fluctuation of the Argentine currency. The Company does not engage in hedging activities.

Conflicts of Interest

Certain directors of Portal are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties including properties in Argentina. Such associations may give rise to conflicts of interest from time to time. The directors of Portal are required by law to act honestly and in good faith with a view to the best interests of Portal and to disclose any interest which they may have in any project or opportunity of Portal. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter. In determining whether or not Portal will participate in any project or opportunity, the director will primarily consider the degree of risk to which Portal may be exposed and its financial position at that time.

On the completion of the Proposed Transaction, the promoters, directors, senior officers and controlling persons, as a group, will beneficially hold a total of 2,330,000 Shares, directly or indirectly, representing 28% of the then issued and outstanding Shares. See “Corporate Information – Fully Diluted Share Capital and Consolidated Share and Loan Capital”.

Dilution

Current shareholders of the Company will experience an immediate and substantial dilution of their common share holdings after the completion of the Proposed Transaction.

Key Personnel

The Company is dependent upon the continued availability and commitment of its key management, whose contributions to immediate and future operations of the Company are of central importance. The Comp any has not obtained “key man” insurance for any of its management.

Dividends

Payment of dividends on the Company's shares is within the discretion of the Company's Board and will depend upon the Company's future earnings, its capital requirements and financial condition, and other relevant factors. The Company does not currently intend to declare any dividends for the foreseeable future.

Title

The Company's property interests may also be subject to prior unregistered agreements or transfers or land claims and title may be affected by undetected defects. In addition, the Company's ability to explore and exploit the property interests is subject to ongoing approval of local governments. The Company is satisfied, however, that evidence of title to each of its property interests is adequate and acceptable by prevailing industry standards for pre-drilling surface access.

Although the Company has or will receive title opinions for any concessions in which it has or will acquire a material interest, there is no guarantee that title to such concessions will not be challenged or impugned. In Argentina, while the system for recording title to the rights to explore, develop and mine natural resources is reliable, a title opinion does not provide absolute comfort that the holder has unconditional or absolute title. Also, as in many other countries, claims have been made and new claims are being made by aboriginal peoples that call into question the rights granted by the Argentinean government.

CORPORATE INFORMATION

Name and Incorporation

The Company was incorporated under the BCCA on August 14, 2000. The business office of the Company is located at Suite 750, 625 Howe Street, Vancouver, BC, V6C 2T6. Its registered and records offices are located at Suite 1900, 885 West Georgia Street, Vancouver, BC, V6C 3H4.

The Company obtained its listing on the Exchange as a capital pool company pursuant to Policy 2.4 of the Canadian Venture Exchange (now called the TSX Venture Exchange). As such, its sole business from incorporation has been to investigate business opportunities with a view to completing a Qualifying Transaction. Upon completion of the Proposed Transaction, the Shares of the Company will continue to be listed on the Exchange and the Company will seek classification as a Tier 2 natural resources issuer. For a description of the current business of Portal which will become the business of the Resulting Issuer upon completion of the Proposed Transaction, refer to “Description and General Development of the Business” on page 15 herein. Refer to “Proposed Transaction” on page 10 herein for a description of the Proposed Transaction.

Subject to Shareholder approval, the Company will change its name concurrently with the completion of the Proposed Transaction, from “Gateway Enterprises Ltd.” to “Portal de Oro Resources Ltd.” or such other name as determined by the Shareholders at the Meeting.

Intercorporate Relationships

On the completion of the Proposed Transaction, Portal will be a wholly owned subsidiary of the Company, governed by the laws of the British Virgin Islands. Its principal business address will be Suite 750, 625 Howe Street, Vancouver, BC, V6C 2T6 and its registered and records office will be Vanderpool Plaza, 2nd floor, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

On the completion of the Proposed Transaction, Argco will (through Portal) be a wholly owned subsidiary of the Company governed by the laws of Argentina. The Company will be governed by the laws of British Columbia, while it's subsidiaries will be governed by the laws of the British Virgin Islands and Argentina, and the Company's principal business address will be Suite 750, 625 Howe Street, Vancouver, BC, V6C 2T 6 and its registered and records office will be located at 10th floor, 595 Howe Street, Vancouver, BC, V6C 2T5.

The following table shows the Company and its subsidiaries as of the Closing Date, the laws under which were incorporated or formed and the date on which they came into existence:

Gateway Enterprises Ltd.(1) BCCA (August 14, 2000)
100%
Portal de Oro (BVI )Ltd. BVI company (August 15, 2003)
100%
El Portal de Oro S.A.(2) Argentina company (July 3, 2003)

(1)

on completion of the Proposed Transaction the Company intends to change its name to Portal de Oro Resources Ltd.

(2)

As at the date of this Information Circular, 120 of the 12,000 outstanding shares of Argco, are held by Bruce Winfield, a director of Argco which share will be transferred to Portal or its trustee on Closing.

Existing Share Capital and Prior Sales

The authorized share capital of the Company consists of 200,000,000 shares divided into 100,000,000 Shares, of which 2,320,000 Shares are issued and outstanding, and 100,000,000 preferred shares without par value, of which none are issued and outstanding. All of the issued Shares are fully paid and not subject to any future call or assessment.

All of the Shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the Shares are entitled to receive notice of all meetings of shareholders and to attend and vote at the meetings. Each Share carries with it the right to one vote.

There are no pre-emptive rights, conversion rights, sinking or purchase fund provisions attached to the Shares. There are no restrictions contained in the Company’s constating documents on the repurchase or redemption by the Company of Shares, subject to compliance with the BCCA.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets, the holders of the Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company has paid out its liabilities and preferred Shareholders. Distributions in the form of dividends, if any, will be set by the board of directors.

Provision as to the modification, amendment or variation of the rights attached to the Shares are contained in the Company’s articles and the BCCA. Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution passed by a majority of not less than three-quarters of the votes cast in person or by proxy by holders of the Shares.

The preferred shares may at any time be issued in one or more series with the special rights and restrictions attached to them determined by a resolution of the directors of the Company. The preferred shares are non-voting, subject to the BCCA and they rank ahead of the Shares on the liquidation, dissolution or winding-up of the Company or other distribution of its assets.

As of the date of this Information Circular, the Company has no outstanding loans or other debt obligations. Portal’s Prior Sales

	Number of Issued Securities	Price per Security	Total Consideration
Prior sales of common shares of Portal within the past 12 months Total common shares issued as of November 30, 2003	50,000 50,000	(nominal) (nominal)	US$2.00 US$2.00

Argco’s Prior Sales

	Number of Issued Securities	Price per Security	Total Consideration
Prior sales of common shares of Argco within the past 12 months Total common shares issued as of November 30, 2003	12,000 12,000	1 Argentinean Peso (“Peso”) 1 Peso	3,000 Peso (25% paid-up) 3,000 Peso (25% paid-up)

The Company’s Share Capital on Closing of the Proposed Transaction

The following table represents the Company’s share capital before the Closing of the Proposed Transaction and the Company’s share capital after the Closing of the Proposed Transaction:

	Number of Issued Securities	Price per Security	Total Gross Consideration
Prior sales of Shares	1,120,000(1)	$0.09	$100,800
Prior sales of Shares pursuant to the Company’s initial public offering	1,200,000	$0.18	$216,000
Prior sales of Shares pursuant to Bridge Financing	1,000,000(2)	$0.15	$150,000
ISSUED PRIOR TO COMPLETION OF PROPOSED TRANSACTION	3,320,000		$466,800
To be issued pursuant to Proposed Transaction	2,000,000(3)	$0.10	Nil
To be issued pursuant to Acquisition Financing	3,000,000(4)	$0.25	$750,000
Issued upon completion of Proposed Transaction	8,320,000		$1,216,800

(1)

These Shares were issued to the Founders.

(2)

Assuming all of the Bridge Financing is completed. Any Shares purchased by persons who will be “Principals” of the Resulting Issuer will be subject to escrow restrictions. Refer to “Proposed Escrow” on page 51 herein.

(3)

These Shares will be subject to escrow restrictions. Refer to “Proposed Escrow” on page 51 herein.

(4)

Assuming all of the Acquisition Financing is completed. Any Shares purchased by persons who will be “Principals” of the Resulting Issuer will be subject to escrow restrictions. Refer to “Proposed Escrow” on page 51 herein.

The Company’s Trading History

The Shares of the Company are listed for trading on the Exchange under the trading symbol “GWY”.

The following table sets forth the high, low, closing prices and volumes of the Company’s Shares traded on the Exchange for the periods indicated:

Period	High	Low	Close	Volume
November 2003	-	-	-	-
October 2003	-	-	-	-
September 2003	-	-	-	-
August 2003	-	-	-	-
July 2003	-	-	-	-
June 2003	-	-	-	-
May 2003	-	-	-	-
April 2003	-	-	-	-
Q4 2002	-	-	-	-
Q3 2002	$0.17	$0.08	$0.17	33,500
Q2 2002	$0.18	$0.10	$0.18	18,000
Q1 2002	$0.17	$0.16	$0.17	11,000
Q4 2001	$0.19	$0.18	$0.19	46,500

Trading in the Shares was suspended on February 21, 2003 for failure to complete its Qualifying Transaction within 18-months of listing.

Fully Diluted Share Capital and Consolidated Share and Loan Capital

Fully Diluted Share Capital

The following table sets out the fully diluted Share capital of the Company on the Closing of the Proposed Transaction including Shares issued upon the exercise of all options.

	Number of Securities on the Closing of the Proposed Transaction, Bridge Financing and Acquisition Financing(1)	Percentage of Total on the Closing of the Proposed Transaction, Bridge Financing and Acquisition Financing(1)
(a) Issued by the Company (2)	2,320,000	24.9%

(b)

Securities reserved by the Company for future issue:

(i)

On exercise of outstanding Stock Options

(ii)

On exercise of Stock Options to be granted on Closing of

Proposed Transaction

(iii)

On exercise of balance of incentive stock options available to be granted under a Stock Option Plan(3)

	232,000 610,800 157,200	2.5% 6.6% 1.7%
(c) The Transaction Shares to be issued in consideration for the purchase of the Securities(4)	2,000,000	21.4%
(d) Securities to be issued pursuant to the Financings: (i) On completion of the Bridge Financing (ii) On completion of the Acquisition Financing(5)	1,000,000 3,000,000	10.7% 32.2%
TOTAL:	9,320,000	100%

(1)

Assuming the entire Bridge Financing and Acquisition Financing are sold.

(2)

Of these, 1,200,000 Shares were issued pursuant to the Company’s initial public offering and the balance of 1,120,000 Shares are subject to escrow restrictions. Refer to “Securities of the Company Held in Escrow, Pooled or Subject to Hold Restrictions” on page 51 herein.

(3)

Calculated as to the 1,000,000 options to be approved for issuance under the Stock Option Plan, less the 232,000 incentive stock options currently outstanding and the 610,800 incentive stock options to be granted on Closing of the Proposed Transaction. Refer to “Stock Option Grants” on page 48 herein and “Escrowed Securities” on page 51 herein.

(4)

The Shares are subject to escrow restrictions. Refer to “Securities of the Company Held in Escrow, Pooled or Subject to Hold Restrictions” on page 51 herein.

(5)

This is a Share offering.

Consolidated Share and Loan Capital

The following table represents select particulars of the share capital of the Company.

Designation of Security	Amount Authorized or to be Authorized	Amount Outstanding as of the Date of the Most Recent Balance Sheet in this Information Circular	Amount to be Outstanding in the Company upon Completion of the Proposed Transaction
Common shares Preferred shares	100,000,000 100,000,000	2,320,000 0	8,320,000(1) 0(1)

(1)

Upon completion of the Proposed Transaction, the Bridge Financing and the Acquisition Financing, but excluding any Shares to be issued upon any other outstanding rights to acquire Shares.

The Company had no long-term indebtedness as at October 31, 2003. On November 20, 2003, Portal was advanced C$25,000 from the Company as a non-refundable deposit.

DIRECTORS, OFFICERS, PROMOTERS AND PERSONS
HOLDING MORE THAN 10% OF THE ISSUED EQUITY SHARES

Name, Address, Occupation and Security Holding

Resulting Issuer

The following persons will be directors, officers, promoters and persons holding more than 10% of the issued Shares of the Resulting Issuer upon the Closing of the Proposed Transaction:

Name, Municipality of Residence	Position with the Resulting Issuer	Principal Occupation for Past Five Years	Number of Shares of the Resulting Issuer owned after the Proposed Transaction, Bridge Financing and Acquisition Financing(1)	Percentage of Shares of the Resulting Issuer owned after the Proposed Transaction, Bridge Financing and Acquisition Financing(1)
Bruce Winfield West Vancouver, BC	To be appointed a Director, President and Chief Executive Officer of the Resulting Issuer	President of Winfield Consulting from January 1999 to present; previously CEO of Altoro Gold Corp. from January 1997 to December 1998.	1,000,000(2)	12.0%
Mark T. Brown C.A. Vancouver, BC	To be appointed Chief Financial Officer and Secretary of the Resulting Issuer Currently a director of the Company since August 2000	President, Pacific Opportunity Capital Ltd. (accounting and management consulting company).	110,000(2)	1.3%
Gary Nordin North Vancouver, BC	To be appointed a Director and Vice- President, Exploration of the Resulting Issuer	Senior Geologist and Director of Polaris Minerals Corp. from June 2001 to present; Chief Consulting Geologist, VP- Exploration and Director for Eldorado Gold Corp. from December 1990 to June 2001.	1,000,000(2)	12.0%
David Hottman Vancouver, BC	To be appointed a director of the Resulting Issuer Currently a director of the Company since August 2000	Chairman, Nevada Pacific Gold Ltd. (natural resource exploration company) from 1997 to present.	110,000(2)(3)	1.3%
Fontaine Wong Vancouver, BC	To be appointed a director of the Resulting Issuer Currently a Director of the Company since August 2000	Owner and Manager of Ming Wo Ltd. (a company involved in the retail sale of cookware).	110,000(2)	1.3%

(1)

Excluding any Shares that may be purchased by such persons under the Bridge Financing and the Acquisition Financing and any Shares to be issued upon the exercise of any other outstanding rights to acquire Shares.

(2)

These Shares will be subject to escrow. Refer to “Securities of the Company Held in Escrow, Pooled or Subject to Hold Restrictions” on page 51 herein.

(3)

Mr. Hottman was granted a right to purchase up to 680,000 of the 827,000 Shares owned by Mr. Ron Miles at any time until February 27, 2004 at a price of $0.09 per Share pursuant to an option agreement.

Portal

The following persons will be directors, officers, promoters and persons holding mo re then 10% of the issued equity shares of Portal upon the Closing of the Proposed Transaction.

Name, Municipality of Residence	Position with Portal	Principal Occupation for Past Five Years	Number of Shares of Portal Owned After the Proposed Transaction, Bridge Financing and Acquisition Financing	Percentage of Shares of Portal Owned After the Proposed Transaction, Bridge Financing and Acquisition Financing
Bruce Winfield West Vancouver, BC	Director and President	President of Winfield Consulting from January 1999 to present; previously CEO of Altoro Gold Corp. from January 1997 to December 1998	Nil	Nil
Gary Nordin North Vancouver, BC	Director	Senior Geologist and Director of Polaris Minerals Corp. from June 2001 to present; Chief Consulting Geologist, VP- Exploration and Director for Eldorado Gold Corp. from December 1990 to June 2001;	Nil	Nil
Gateway Enterprises Ltd. (to be renamed Portal de Oro Resources Ltd.) Vancouver, BC	Insider	N/A	50,000	100%

Management of the Resulting Issuer

Bruce Winfield– Proposed President, CEO and Director

Bruce Winfield has a M.Sc. in geology and has worked in the mining industry for over 30 years in positions ranging from geologist through Vice President Exploration (Greenstone Resources Ltd., Pan American Mineral Corp., and Eldorado Gold Corp.) to Chief Executive Officer (Altoro Gold Corp.). He has directed the evaluation, acquisition, and development of projects in North and South America as well as Europe. Mr. Winfield is currently a self-employed consulting geologist as well as a Director of Intrepid Minerals Corporation.

Mr. Winfield will devote approximately 100% of his time to the business of the Company. Gary Nordin – Proposed Director and Vice President, Exploration

Mr. Nordin holds a B.Sc. Geology (Honors) from the University of Alberta and has over thirty-five years experience evaluating gold and other mineral deposits. He is a Director of Polaris Minerals Corp. a private aggregates development company and a Director of Nevada Pacific Gold Ltd. Mr. Nordin was a founding member and Director of Eldorado Gold Corporation from 1990 to 2001 where he was responsible for property evaluation as well as exploration and development of that company’s gold projects and mines. Mr. Nordin was also a founding member and Director of Bema Gold Corporation.

Mr. Nordin will devote approximately 60% of his time to the business of the Company.

David Hottman – Director

As a founding member and Director of the Company, Mr. Hottman brings over 17 years of corporate finance and management experience in the mining sector. He is the Chairman of Nevada Pacific Gold Ltd., an aggressive gold and silver exploration company focused in Nevada, USA. Prior to the formation of Nevada Pacific, Mr. Hottman was a Director of Eldorado Gold Corporation. In 1992, Mr. Hottman was a founding team member of HRC Development Corporation and Eldorado Gold Corporation.

Mr. Hottman will devote approximately 10% of his time to the business of the Company.

Mark Brown – Director, Proposed Chief Financial Oficer and Secretary

Mr. Brown is President of Pacific Opportunity Capital Ltd., a private company which provides financial solutions, equity and management to small and medium size entrepreneurial enterprises. He is also presently an Officer or Director of six publicly traded companies, including Globemin Resources Inc. Between 1990 and 1994, Mr. Brown worked with PricewaterhouseCoopers. After leaving PriceWaterhouseCoopers, Mr. Brown became the controller of Miramar Mining Corporation during which time he was directly involved in several acquisitions, cash management & control, equity financings and international tax planning. In 1996, Mr. Brown joined Eldorado Gold Corporation and managed the finance department of that company through a significant growth phase, including debt and equity financings, international acquisitions, corporate reporting, and system implementations. Mr. Brown received a Bachelor of Commerce degree at the University of British Columbia in 1990 and qualified as a Chartered Accountant in 1993.

Mr. Brown will devote approximately 20% of his time to the business of the Company.

Fontaine Wong – Director

Ms. Wong has been a director of the Company since the Company’s incorporation. Ms. Wong is currently a co-owner and general manager of Ming Wo Cookware Ltd., a company involved in the retail sale of cookware. Ming Wo was established in 1917 and has 10 retail locations in the Lower Mainland. Ms. Wong co-ordinates all vendor relations and purchasing for the company, as well as managing the company’s marketing and advertising divisions. Ms. Wong has worked for Ming Wo since 1978. She received her Bachelor of Education from the University of British Columbia in 1976.

Ms. Wong will devote approximately 10% of her time to the business of the Company.

All of the Management of the Resulting issuer will be working with the Resulting Issuer as consultants rather than an employee basis.

Aggregate Ownership of Securities

As of the Closing of the Proposed Transaction and assuming the Acquisition Financing is sold, the directors, officers, insiders and promoters of the Resulting Issuer will own, as a group, directly or indirectly, 2,330,000 Shares (excluding shares issuable pursuant to the exercise of warrants or incentive stock options, any Shares that may be purchased under the Bridge Financing and Acquisition Financing and the 827,000 Shares held by Ronald Miles who will not be a "principal or "insider of the Company on conclusion of the Proposed Transaction, assuming all of the Bridge Financing and Acquisition Financing are sold), representing 28% of the then issued and outstanding Shares.

Other Reporting Issuers

Those persons who will be directors, officers or promoters of the Company and who have, within the past five years, been directors, officers or promoters of other reporting issuers are listed below:

Name	Name of Other Reporting Issuers	Position	Period I
Mark Brown	Orphan Boy Resources Ltd.	Chief Financial Officer & Director	January 2000 to present
	Stockscape.com Technologies Ltd.	Treasurer	July 1999 to September 2001
	Rare Element Resources Ltd. (formerly Spartacus Capital Corporation)	President and Director Chief Financial Officer	June 1999 to September 2001 July 2003 to present
	Golden Sitka Resources Inc.	Chief Financial Officer	May 1998 to August 2000
	Elkhorn Gold Mining Corp.	Chief Financial Officer	April 1998 to July 2001
	Nevada Pacific Gold Ltd.	Chief Financial Officer	April 1998 to November 2002
	Intercontinental Mining Corp.	Director and Chief Financial Officer	October 1998 to February 1999
	Strategem Capital Corporation	Director	September 2001 to present
	Globemin Resources Inc.	Chief Financial Officer Director President	November 2000 to August 2002 November 2000 to present August 2002 to present
	Cordova Industries Ltd.	President and Director	August 2002 to present
	Barker Minerals Ltd.	Chief Financial Officer and Director	September 2002 to present
	Roca Mines Inc.	Chief Financial Officer	November 2002 to March 2003
David Hottman	Nevada Pacific Gold Ltd.	President, Chief Executive Officer and Director Chairman	March 1997 to February 2002 February 2002 to present
	Elkhorn Gold Mining Corp.	President, Chairman and Chief Executive Officer Director	November 1997 to July 2001 November 1995 to July 2001
Gary Nordin	Elkhorn Gold Mining Corp.	Director	February 1998 to April 2001
	Eldorado Gold Corp.	Chief Consulting Geologist, VP Exploration, Director,	April 1992 to October 2001
	Canasil Resources Inc.	Director	May 1999 to present
	Nevada Pacific Gold Ltd.	Director	January 2003 to present
Bruce Winfield	Intrepid Minerals Inc. Lorex Minerals Inc.	Director Director	January 1997 to present August 20, 2001 to November 2003

Corporate Cease Trade Orders or Bankruptcies

None of those persons who will be directors, officers or promoters of the Resulting Issuer is, or has been within the past ten years, a director, officer or promoter of any other issuer that, while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the issuer access to any statutory exemptions for a period of more than 30 consecutive days, or was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Bruce Winfield, was a Director of Lorex Minerals from August 20, 2001 until October 31, 2003. During his term as a Director, Lorex was under a cease trade order from September 9 to October 17, 2002 for late filing of financial statements. After filing of the required financial statements, the cease trade order was rescinded and Lorex was brought back to trade as an inactive issuer and was in good standing on the date of Mr. Winfield's resignation.

Gary Nordin and David Hottman were directors and officers of Elkhorn Gold Mining Corporation at a time when this company was cease traded by the Toronto Stock Exchange from September 1, 2000 to August 31, 2001 as a result of the company not being able to meet the Exchange’s Tier Maintenance Requirements. Elkhorn was subsequently delisted.

Mr. Brown was a director of Cordova Industries Ltd. (now Ameriplas Holdings Ltd.) and Spartacus Capital Corporation (now Rare Element Resources Ltd.) that were cease traded from November 12, 2002 to November 21, 2003, in the case of Cordova, and suspended from May 15, 2002 to July 16, 2003, in the case of Spartacus. Both companies were cease traded or suspended for failing to complete a Qualifying Transaction, as Capital Pool Companies, within the Exchange’s required 18-month period. Both companies have now completed their Qualifying Transaction.

Penalties or Sanctions

None of the persons who will be directors, officers or promoters of the Resulting Issuer have, within the ten years prior to the date of this Information Circular, been subject to any penalties or sanctions imposed by a court or securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer, or theft or fraud.

Individual Bankruptcies

None of the persons who will be directors, officers or promoters of the Resulting Issuer is, or has, within the ten years prior to the date of this Information Circular, been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Conflicts of Interest

To the best of the knowledge of the Company and Portal, and other than as disclosed herein, there are no known existing or potential conflicts of interest among the Company, Portal, their promoters, directors, officers or other members of management as a result of their outside business interests except that certain of the directors, officer, promoters and other members of management serve as directors, officers, promoters and members of management of other companies and therefore it is possible that a conflict may arise between their duties as a director, officer, promoter or member of management of the Company and/or Portal and their duties as a director, officer, promoter or member of management of such other companies.

The proposed directors and officers of the Resulting Issuer are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and the Resulting Issuer will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of its directors or officers. All such conflicts will be disclosed by such directors or officers in accordance with the BCCA and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law. Refer to “Interest of Insiders in Material Transactions” on page 7 herein.

Indebtedness of Directors, Officers, Promoters and Other Management

No director, senior officer, promoter or other member of management of the Company or Portal or any associate or affiliate of any such director, senior officer, promoter or other member of management, is or has been indebted to Company or Portal at any time since the beginning of the most recently completed financial year of Company and Portal.

Executive Compensation Compensation

Bruce Winfield, the President of Portal, is the only executive officer of Portal and no compensation has been paid to him since the incorporation of Portal on August 13, 2003.

Termination Of Employment, Change In Responsibilities and Employment Contracts

As at the date of this Information Circular there are no compensatory plan(s) or arrangement(s), with respect to the Named Executive Officers resulting from the resignation, retirement or any other termination of employment of the officer’s employment, or from a change of the Named Executive Officer’s responsibilities following a change in control of Portal.

As at the date of this Information Circular, none of the Named Executive Officers has an employment contract with Portal.

Compensation of Directors of the Company Portal and Argco

There has been no compensation paid or incentive stock options granted to directors in their capacity as directors of Portal or Argco. The Resulting Issuer will compensate its directors solely through the granting of stock options. See "Options to Purchase Securities - Stock Option Grants" on page 49.

Options, Stock Appreciation Rights and Other Rights to Purchase Securities

There were no incentive stock options or stock appreciation rights granted to Named Executive Officers during the current and initial fiscal years. There were no defined benefit or actuarial plans in place for Named Executive Officers during the most recently completed financial period.

Long-Term Incentive Plans

Other than as disclosed below under Proposed Compensation, Portal does not have any long-term incentive plans for its Named Executive Officers.

Related Party Transactions

Except as disclosed elsewhere in this Circular, there are no material transactions with the directors, senior officers, promoters or principal holders of the Company's securities that have occurred since the date of incorporation of the Company.

Proposed Compensation

The amounts that Portal anticipates it will pay to Mr. Winfield during the 12-month period following the completion of the Proposed Transaction are as follows:

Name	Annual Salary	Additional Remuneration
Bruce Winfield	75,000	Nil

In addition to the above, the Company intends to establish a director, officer and employee incentive stock option plan. Refer to “Incentive Stock Option Plan” on page 49 herein.

Principal Holders of Voting Securities

To the knowledge of the directors and senior officers of the Company, the following persons beneficially own directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding Shares of the Company as at November 30, 2003 and on Closing:

Name and Municipality of Residence	Number of Shares	Percentage of Outstanding Shares as of November 30, 2003	Percentage of Outstanding Shares after Closing of the Proposed Transaction, Bridge Financing and Acquisition Financing
Mark T. Brown Vancouver, BC	110,000	4.7%	1.3%
David Hottman Vancouver, BC	110,000	4.7%	1.3%
Fontaine Wong Vancouver, BC	110,000	4.7%	1.3%
Bruce Winfield West Vancouver, BC	1,000,000	Nil	12.02%
Gary Nordin North Vancouver, BC	1,000,000	Nil	12.02%

Public and Insider Ownership

Upon the completion of the Proposed Transaction and assuming all of the Bridge Financing and Acquisition Financing are sold, there will be 8,320,000 Shares of the Company issued and outstanding. Of these and assuming all of the Acquisition Financing is sold to non-insiders of the Resulting Issuer, 5,990,000 Shares, representing 72% of the Company’s issued and outstanding Shares, will be held by the public, and 2,330,000, representing 28% of the Company’s issued and outstanding Shares, will be held by directors, officers, promoters and insiders of the Company.

OPTIONS TO PURCHASE SECURITIES

Options and Other Rights to Purchase Securities

Existing Options

As at the date of this Information Circular the Company has issued the following options, warrants and other rights to purchase its securities:

Name and Reason Option was or is to be Granted	Designation and Number of Securities	Purchase Price or Formula to determine price	Expiration Date	Market Value as at date of grant and as at the date of this Information Circular
Ronald F. Miles Incentive Mark T. Brown Incentive David Hottman Incentive Fontaine Wong Incentive	92,800 Shares 46,400 Shares 46,400 Shares 46,400 Shares	$0.18 $0.18 $0.18 $0.18	May 28, 2006 May 28, 2006 May 28, 2006 May 28, 2006 [y]	$0.33 $nil(1) $0.33 $nil(1) $0.33 $nil(1) $0.33 $nil(1)
TOTAL:	232,000 Shares

(1)

there is no market value to the Shares as they are suspended from trading on the Exchange.

Stock Option Grants

In addition to the Options shown in the table under the heading “Existing Options” above, the Company intends to issue, as of the Closing of the Proposed Transaction, the following options under an incentive stock option plan described below.

Name of Optionee	Position	Number of Shares Optioned	Exercise Price	Vesting Schedule
Bruce Winfield	Director	200,000	$0.25	(1)
Gary Nordin	Director	200,000	$0.25	(1)
David Hottman	Director	153,600	$0.25	(1)
Mark Brown	Director	28,600	$0.25	(1)
Fontaine Wong	Director	28,600	$0.25	(1)
TOTAL:		610,800

(1)

25% vested at Closing, 25% at the end of each successive four-month period. The stock options will expire 5 years from the date of Closing.

There are no assurances that the options, warrants or other rights to purchase securities described above will be exercised in whole or in part.

Incentive Stock Option Plan

As a part of the Proposed Transaction, the Company will adopt an incentive stock option plan (the “Stock Option Plan”). The Stock Option Plan will authorize the Company to grant incentive stock options to the directors, officers, employees and consultants of the Company in accordance with the terms of the Stock Option Plan and the rules and policies of the relevant regulatory authorities.

Implementation of Stock Option Plan

The Board of Directors is seeking Shareholder approval for the adoption of a new Stock Option Plan, subject to the approval of the Exchange. The purpose of the Stock Option Plan is to provide the Company with a Share related mechanism to enable the Company and its subsidiaries to attract, retain, motivate and reward qualified directors, officers, employees and other service providers, for their contribution toward the long term goals of the Company and its subsidiaries and to enable and encourage such individuals to acquire Shares as long term investments. If and when Shareholder approval is obtained, the implementation of the Stock Option Plan will be at the sole discretion of the directors of the Company. The directors do not intend to implement the Stock Option Plan unless and until the Members approve the Proposed Transaction.

Disinterested Shareholder Approval

Shareholder approval to the Stock Option Plan is being requested from Disinterested Shareholders so as to allow, under the policies of the Exchange, for the number of shares reserved for issuance under the Stock Option Plan to insiders of the Company to exceed 10% of the outstanding Shares of the Company, to allow for the issuance of shares to insiders within a one year period to exceed 10% of the Company’s outstanding shares and, upon the Company becoming a Tier I issuer listed on the Exchange, to allow the issuance to any one insider (along with such insider’s associates) within a one year period to exceed 5% of the outstanding Shares of the Company. If the Stock Option Plan does not receive Disinterested Shareholder approval, but is nevertheless approved, the Company will not grant Options in the circumstances described above without getting prior Exchange approval and Disinterested Shareholder approval in each case.

Material Terms of the Stock Option Plan

The following information is intended as a brief description of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan which is available for review by any Shareholder up until the day preceding the Meeting at the Company’s registered and records offices at 1900, 885 West Georgia Street, Vancouver, BC, V6C 3H4 and at the Company’s head office.

 1.

The maximum number of shares that may be issued upon the exercise of stock options granted under the Stock Option Plan shall not exceed 1,000,000 Shares, the exercise price of which, as determined by the board of directors in its sole discretion, shall not be less than the closing price of the Shares traded through the facilities of the Exchange on the date prior to the date of grant, less an allowable discount in accordance with the policies of the Exchange (however not to exceed a discount of 15% if issued to US residents) or, if the Shares are no longer listed for trading on the Exchange, then such other exchange or quotation system on which the Shares are listed or quoted for trading. Stock options must be granted at an exercise price of 110% of the fair value of the Shares in the case of any optionee who owns Shares representing more than 10% of the issued and outstanding Shares.

2.

The board of directors shall not grant options to any one person exceeding 5% of the issued and outstanding Shares on a yearly basis.

 3.

Upon expiry of an option, or in the event an option is otherwise terminated for any reason, without having been exercised in full, the number of shares in respect of the expired or terminated option shall again be available for the purposes of the Stock Option Plan. All options granted under the Stock Option Plan may not have an expiry date exceeding five years from the date on which the board of directors grant and announce the granting of the option.

4.

 If the option holder ceases to be a director or officer of the Company or ceases to be employed by, or a consultant to the Company (other than by reason of death), as the case may be, then the option granted shall expire on the 90th day following the date that the option holder ceases to be a director or officer and on the 30th day following the day the option holder ceases to be employed by or a consultant to the Company, subject to the terms and conditions set out in the Stock Option Plan.

 5.

In the event that the option holder should die or become subject to a disability while he or she is still a director, officer, employee or consultant, the expiry date shall be 12 months from the date of death or disability of the option holder.

 6.

For so long as the Company is classified as a Tier 2 company or equivalent designation on the Exchange, all options granted pursuant to the Stock Option Plan shall be subject to vesting provisions determined by the Board of Directors in accordance with the requirements of the Exchange and as set out in the Stock Option Plan.

7.

The Company will provide the optionees with financial statements of the Company at least annually.

8.

The Stock Option Plan shall terminate 10 years from the date of obtaining Shareholder approval to the Stock Option Plan.

The Stock Option Plan will be administered by the Company’s secretary or such other senior officer or employee as may be designated by the board of directors from time to time. Upon the approval of the Stock Option Plan by the Company’s Shareholders, Shareholder approval will not be required or sought on a case-by-case basis for the purpose of the granting of options to and the exercise of options by employees of the Company or its affiliates regularly employed on a full-time or part-time basis, directors of the Company and persons who perform services for the Company on an ongoing basis or who have provided, or are expected to provide, services of value to the Company.

Accordingly, Disinterested Shareholders will be asked to pass an ordinary resolution at the Meeting (being approval by a simple majority of the votes cast in person or by proxy) to approve the implementation of the Stock Option Plan.

SECURITIES OF THE COMPANY HELD IN
ESCROW, POOLED OR SUBJECT TO HOLD RESTRICTIONS

Escrowed Securities

The Original Escrow Shares, and the Transaction Shares will be subject to escrow restrictions. The number of the Shares currently held in escrow is 1,120,000. The number of Shares to be held in escrow or pooled on the Closing Date will be 3,120,000 Shares plus any Shares purchased by “principals” of the Resulting Issuer under the Bridge Financing and the Acquisition Financing.

Existing Escrowed Securities

There are currently 1,120,000 Original Escrow Shares of the Company, of which 1,120,000 Original Escrow Shares were issued to the Company’s seed Shareholders at a price of $0.09 per Share, which are held in escrow pursuant to the Original Escrow Agreement, as follows:

Name of Beneficial Owner	Number of Escrow Shares Currently Owned	Number of Escrow Shares owned after the Proposed Transaction, Bridge Financing and Acquisition Financing	Percentage of Escrow Shares owned after the Proposed Transaction, Bridge Financing and Acquisition Financing
Ron Miles	790,000(1)	790,000(1)	9.5%
Mark T. Brown	110,000	110,000	1.3%
David Hottman	110,000	110,000	1.3%
Fontaine Wong	110,000	110,000	1.3%
TOTAL:	1,120,000	1,120,000	13.4%

(1)

David Hottman, a director of the Company, has the right to purchase up to 680,000 of these Shares at any time until February 27, 2004 at a price of $0.09 per Share pursuant to an option agreement.

The 1,120,000 Shares subject to the Original Escrow Agreement are to be released pro rata to each of Escrowed Shareholders, as follows:

Date	Percentage of Shares Eligible for Release
Closing Date Closing Date + 6 months Closing Date + 12 months Closing Date + 18 months Closing Date + 24 months Closing Date + 36 months Closing Date + 36 months	10%(1) 15% 15% 15% 15% 15% 15%
TOTAL:	100%

(1)

Eligible for release on the Closing Date but will not be released until the Closing Date plus 6-months in respect of those Shares held by “principals” of the Resulting Issuer.

Proposed Escrow

In connection with the Proposed Transaction, the Vendors have agreed to enter into the New Escrow Agreement in respect of their Transaction Shares. Each of the shareholdings of the Vendors before and after the completion of the Proposed Transaction is as follows:

Name of Beneficial Owner	Total Number of Transaction Shares owned and held in Escrow before the Proposed Transaction, Bridge Financing and Acquisition Financing	Total Number of Transaction Shares owned and held in Escrow after the Proposed Transaction, Bridge Financing and Acquisition Financing	Total Shares held in Escrow after the Proposed Transaction, Bridge Financing and Acquisition Financing as a percentage of outstanding share capital(1)
Bruce Winfield	0	1,000,000	12.02%
Gary Nordin	0	1,000,000	12.02%
TOTAL:	0	2,000,000	24.04%

(1)

Not taking into account any Shares that may be purchased under the Acquisition Financing. The Transaction Shares will be subject to escrow as follows:

Date	Percentage of Transfer Share Eligible for Release
Closing Date Closing Date + 6 months Closing Date + 12 months Closing Date + 18 months Closing Date + 24 months Closing Date + 30 months Closing Date + 36 months	10% 15% 15% 15% 15% 15% 15%
TOTAL:	100%

Any release, other than in accordance with the above dates shall only be made with the prior consent of the applicable securities regulatory authorities.

The New Escrow Agreement provides that Shares may be transferred within escrow to a trustee in bankruptcy or other person legally entitled to such shares provided the holder notifies the Exchange and provides certain required documents to the trustee. Upon the death of a Shareholder, the Shares of the deceased Shareholder shall be released from escrow and delivered to the deceased Shareholder’s legal representative. The Shares held by a Shareholder who ceases to be a “principal” shall remain subject to the escrow conditions.

PARTICULARS OF ANY OTHER MATERIAL FACTS

Sponsorship

The Sponsor is acting as sponsor for the Proposed Transaction pursuant to a Letter Agreement between the Sponsor, the Company, and Portal dated for reference November 25, 2003.

The acquisition of the Securities is intended to serve as the Company’s Qualifying Transaction as a capital pool company under Exchange Policy 2.4. Among other things, Exchange Policy 2.4 requires the Company to retain an Exchange member firm, being the Sponsor, to conduct a full sponsorship review of the Company and the Proposed Transaction. In consideration therefore, the Company will pay to the Sponsor a sponsorship fee of $10,000, plus GST, of which $5,000, plus GST, was paid on signing of a letter of intent with the Sponsor to act as the Company’s sponsor in connection with the Proposed Transaction and the balance of which is payable upon Closing of the Proposed Transaction. The Company will reimburse the Sponsor for expenses incurred by it in connection with its review, including the reasonable fees of its legal counsel of up to $12,000, inclusive of taxes, unless otherwise agreed by the Sponsor and the Company. The Company has paid the Sponsor a $10,000 retainer in this regard.

Investor Relations Arrangements

Neither the Company nor Portal have entered into any written or oral agreement or understanding with any person to provide any promotional or investor relations services for the Company, or Portal or their securities, or to engage in activities for the purposes of stabilizing the market, either now or in the future.

Relationship Between the Company/Portal and the Sponsor

Neither the Company, nor Portal are a related party or connected party of the Sponsor, as those terms are defined in the Securities Rules (British Columbia) or the Securities Act (Alberta).

Relationship between the Company/Portal and Professional Persons

There is no beneficial interest, direct or indirect, in any securities or property of the Company, or Portal, or of an associate or affiliate of the Company, or Portal, held by a professional person.

Legal Proceedings

There are no material pending legal proceedings to which the Resulting Issuer is or is likely to be a party which are material to the business and affairs of the Resulting Issuer upon the Closing of the Proposed Transaction.

Auditor

The auditor of the Company is DeVisser Grey, Chartered Accountants. DeVisser Grey will remain the auditors of the Resulting Issuer upon the Closing of the Proposed Transaction.

Registrar and Transfer Agent

The registrar and transfer agent of the Shares of the Company is Pacific Corporate Trust Company of 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8.

Material Contracts

The following are the material contracts of the Company, and Portal that will be in effect on the Closing of the

Proposed Transaction:

1.

 Option to Purchase and Lease Agreement for the Property dated November 27, 2003 between Ruben Davicino and Argco (refer to "Business of the Resulting Issuer – Portal's Mineral Property" on page 18 herein);

2.

 Escrow Agreement dated October 19, 2000 with Pacific Corporate Trust Company (refer to “Securities of the Company Held in Escrow, Pooled of Subject to Hold Restrictions – Existing Escrowed Securities” on page 51 herein);

3.

 Stock Option Agreements dated August 14, 2000 between the Company and each of Ron Miles, Mark Brown, David Hottman and Fontaine Wong (refer to “Options to Purchase Securities – Options and Other Rights to Purchase Securities” on page 48 herein);

4.

Agreement for the use of office space dated August 31, 2000 with Nevada Pacific Gold Ltd.; and

5.

 Letter Agreement dated November 4, 2003 with Portal and the Vendors setting out the terms of the Proposed Transaction (refer to “Summary of Transaction and Business of the Resulting Issuer” on page 13 herein).

The material contracts described above may be inspected at the registered office of the Company at Suite 1900, 885 West Georgia Street, Vancouver, BC, V6C 3H4 during normal business hours for a period of 30 days following the date of this Information Circular.

Other Material Facts

There are no other material facts relating to the Company, Portal, Argco or the Resulting Issuer’s affairs that have not been disclosed elsewhere in this Information Circular.

Financial Statements, Reports and Other Exhibits

The audited financial statements of the Company for the years ended June 30, 2001, 2002 and 2003 and the interim management prepared financial statements for the three-month period ended September 30, 2003 are all included as schedules to and form a part of this Information Circular.

Approval of the Board of Directors

The contents of this Information Circular have been approved, and the delivery of it to each Member of the Company entitled thereto and to the appropriate regulatory agencies has been authorized, by the Board of Directors of the Company.

CERTIFICATE OF GATEWAY ENTERPRISES LTD.

The foregoing constitutes full, true and plain disclosure of all material facts relating to the securities of Gateway Enterprises Ltd. assuming Completion of the Qualifying Transaction.

DATED: November 30, 2003

“Ronald F. Miles”

“Mark T. Brown”

RONALD F. MILES

MARK T. BROWN

President

Chief Financial Officer (Chief Executive Officer)

“David Hottman”

“Fontaine Wong”

DAVID HOTTMAN

FONTAINE WONG

Director

Director

CERTIFICATE OF PORTAL DE ORO (BVI) LTD.

The foregoing, as it relates to Portal de Oro (BVI) Ltd., constitutes full, true and plain disclosure of all material facts relating to the securities of Portal de Oro (BVI) Ltd.

DATED: November 30, 2003

“Bruce Winfield”

“Gary Nordin”

BRUCE WINFIELD

GARY NORDIN

President

Director

CERTIFICATE OF THE SPONSOR

To the best of our information and belief, the foregoing constitutes full, true and plain disclosure of all material facts relating to the securities of Gateway Enterprises Ltd., assuming Completion of the Qualifying Transaction.

DATED: November 30, 2003

Leede Financial Markets Inc. Per:

“Richard Carter”

SCHEDULE “A” - AUDITED FINANCIAL STATEMENTS OF THE COMPANY

GATEWAY ENTERPRISES LTD.
FINANCIAL STATEMENTS

JUNE 30, 2003
JUNE 30, 2002
(Audited)

and

SEPTEMBER 30, 2003
SEPTEMBER 30, 2002
(Unaudited)

D E   V I S S E R   G R A Y

CHARTERED  ACCOUNTANTS

401 - 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447

Fax: (604) 687-6737

AUDITORS’ REPORT

To the Shareholders of Gateway Enterprises Ltd.

We have audited the balance sheets of Gateway Enterprises Ltd. as at June 30, 2003 and 2002 and the statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2002 and the results of its operations and cash flows for the years then ended. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.

“De Visser Gray”

CHARTERED ACCOUNTANTS

Vancouver, British Columbia November 14, 2003

GATEWAY ENTERPRISES LTD.
Balance Sheets
As at

(Unaudited)

(Audited)

September 30,

                         June 30,

2003

2003

2002

$

$

$

A S S E T S

Current
Cash and cash equivalents	143,632	164,673	213,566
Accounts receivable	2,521	849	572
Prepaid expenses	10,637	1,275	1,025
	156,790)	166,797	215,163
Deferred acquisition costs (note 6)	10,338)	-	-
	167,128)	166,797	215,163
Current	L I A B I L I T I E S	4,722	3,495
Accounts payable and accrued liabilities	7,881
Due to related parties (note 5)	11	249	1,284
	7892	4,971	4,779
S H A R E H O L D E R S ’ E Q U I T Y		245,748	245,748
Share capital (note 3)	245,748
Deficit	(86,512)	(83,922)	(35,364)
	159,236	161,826	210,384
	167,128	166,797	215,163
Continuance of operations (note 1)

Approved by the Board of Director s:

“Ronald Miles”

Ronald F. Miles

GATEWAY ENTERPRISES LTD. Statements of Operations and Deficit

	(Unaudited) Three months ended September 30,		(Audited) Years ended June 30,
	2003	2002	2003	2002
	$	$	$	$
Expenses Accounting and audit	-	500	3,000	1,000
Bank charges and interest	78	66	235	221
Consulting fees	1,500	1,500	5,500	5,500
Interest	(964)	(820)	(3,967)	(5,943)
Legal	-	628	5,396	-
Office and miscellaneous	11	710	2,738	742
Rent	900	900	3,600	2,800
Travel	-	-	-	1,008
Trust and filing	1,065	2,187	7,056	6,381
Write-off of non-refundable deposit (note 7)	-	-	25,000	-

Net loss for the period / year	(2,590)	(5,671)	(48,558)	(11,709)
Deficit - beginning of period / year	(83,922)	(35,364)	(35,364)	(23,655)
Deficit - end of period / year	(86,512)	(41,035)	(83,922)	(35,364)
Loss per share (note 4)	$ (0.00)	$ (0.00)	$ (0.02)	$ (0.01)

GATEWAY ENTERPRISES LTD.

Statements of Cash Flows

	(Unaudited) Three months ended September 30,		(Audited)
			Years ended June 30,
	2003	2002	2003	2002
	$	$	$	$
Cash Provided by (Used for):
Operating Activities Net loss for the period / year	(2,590)	(5,671)	(48,558)	(11,709)
Net changes in non-cash working capital accounts: Accounts receivable	(1,672)	(789)	(277)	2,120
Prepaid expenses	(9,362)	212	(250)	(1,025)
Accounts payable and accrued liabilities	3,159	432	1,227	(8,568)
Due to related parties	(238)	(12)	(1,035)	784
	(10,703)	(5,828)	(48,893)	(18,398)
Investing Activities	-	(25,000)	-	-
Non-refundable deposit
Deferred acquisition costs	(10,338)	-	-	-
	(10,338)	(25,000)	-	-
Net cash used during the period / year	(21,041)	(30,828)	(48,893)	(18,398)
Cash and cash equivalents - beginning of period / year	164,673	213,566	213,566	231,964
Cash and cash equivalents - end of period / year	143,632	182,738	164,673	213,566

GATEWAY ENTERPRISES LTD.
Notes to the Financial Statements
For the Years ended June 30, 2003 and 2002 (Audited) and
the Three Month Periods Ended September 30, 2003 and 2002 (Unaudited)

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated on August 14, 2000 under the Company Act of the Province of British Columbia. Since the Company was called for trading on the TSX Venture Exchange (the “Exchange”) in May 2001, its activities have been focused on the identification and completion of a Qualifying Transaction (“QT”) as defined under Exchange Listings Policy 2.4. The Company is required to complete a QT within 18 months of its initial listing date; this deadline has passed, but the Company has continued to search for a QT. The Company’s continuing viability depends on its completion of a QT and upon its ability to raise adequate capital to meet the financing requirements associated with such a transaction.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going concern, which presumes the Company’s ongoing capacity to realize its assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has experienced operating losses and net cash outflows from operations since incorporation.

The Company’s capacity to continue as a going concern is dependent on its ability to obtain sufficient funds to acquire a qualifying business or asset portfolio and to successfully commercialize it. The outcome of these matters cannot be predicted at this time. These financial statements do not reflect adjustments to the carrying values of the Company’s assets and liabilities which may be required should the Company be unable to continue as a going concern.

Refer to note 7.

2.

SIGNIFICANT ACCOUNTING POLICIES Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The fair values of these financial instruments approximate their carrying values due to the short-term nature of the items.

Cash Equivalents

Cash equivalents consist of highly liquid investments with maturity dates less than one year that are readily convertible into known amounts of cash.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Stock Option Plan and Stock-based Compensation

The Company has a discretionary stock option plan for the granting of options to directors, officers, employees and advisors, and any consideration paid by directors, officers, employees or advisors on the exercise of stock options or purchase of common shares is credited to capital stock.

Effective July 1, 2002 the Company adopted the new Recommendations of the Canadian Institute of Chartered Accountants relating to the accounting for stock-based compensation and other stock-based payments. Under the new standard, payments to non-employees and to employees that are direct awards of stock, that call for settlement in cash or other assets, or that are stock appreciation rights which call for

2.

SIGNIFICANT ACCOUNTING POLICIES(continued)

Stock Option Plan and Stock-based Compensation (continued)

settlement by the issuance of equity instruments, are accounted for using the fair value method and are included in operations, with an offset to contributed surplus. No compensation expense is recorded for all other non-cash stock-based employee compensation awards; however, pro-form disclosure of net income and earning per share, had the Company used the fair value method, is presented.

Prior to the adoption of the new standard, no compensation expense was calculated, recorded or otherwise disclosed with the Company granted stock-based incentives to individuals. A transaction was recorded only when the consideration paid by those exercising stock options was credited to shareholder’s equity upon the shares subject to option being issued.

The new Recommendations are applied prospectively and therefore the adoption of this new standard has resulted in no changes to amounts previously reported. In connection with the recorded and disclosed amounts calculated utilizing the fair value method, the Company recognizes the expense as the options vest with the recipients. As the Company granted no stock options during the current year, the adoption of this new accounting standard has had no impact on these financial statements.

3.

SHARE CAPITAL Authorized

100,000,000 Common Shares without par value 100,000,000 Preferred Shares issuable in series

Escrowed Shares

The private placement common shares issued have been placed in escrow and their release from escrow is subject to the terms of an agreement between the Company, its stock transfer agent and the beneficial owners of the escrowed shares. These shares are to be released in stages within three years of the Company completing a qualifying transaction.

Refer to note 1. Stock Options

Directors of the Company have been granted options to purchase 232,000 shares at $0.18 per share exercisable prior to May 28, 2006.

4.

LOSS PER SHARE

Loss per share has been calculated using the weighted-average number of common shares outstanding during the period / year. Diluted loss per share is not included as it is anti-dilutive.

5.

RELATED PARTY TRANSACTIONS

During the three months ended September 30, 2003 the Company paid another public company related by certain common directors $900 (three months ended September 30, 2002 - $900, year ended June 30, 2003 - $3,600, year ended June 30, 2002 - $2,800) for the rental of office space and as at September 30, 2003 owes this public company an aggregate of $Nil (September 30, 2002 - $Nil, June 30, 2003 - $Nil, June 30, 2002 - $1,284).

During the three months ended September 30, 2003 the Company paid a private company with a director in common with the Company an aggregate of $61 (three months ended September 30, 2002 - $1,272, year ended June 30, 2003 - $1,775, year ended June 30, 2002 - $2,557) for expense reimbursements and administrative expenses and as at September 30, 2003 owes this company $11 (September 30, 2002 - $Nil, June 30, 2003 - $Nil, June 30, 2002 - $Nil).

A director of the Company accrued $238 (2002 - $Nil) for expense reimbursements during the year ended June 30, 2003 (2002 - $Nil) and as at June 30, 2003 owes this director $238 (2002 - $Nil).

6.

DEFERRED ACQUISITION COSTS

The Company is deferring all expenses related to the acquisition of Portal de Oro (BVI) Ltd. (“Portal”).

7.

PROPOSED QUALIFYING TRANSACTIONS

·

On February 27, 2003 the Company announced that its proposed acquisition of Foodterminal.com Ltd., a Canadian private corporation engaged in the business of food distribution and sprout growing operations, would not proceed. The non-refundable deposit of $25,000 made to Foodterminal.com Ltd. was written down to nil as at December 31, 2002. There are no other obligations of the Company associated with this project.

·

Subsequent to September 30, 2003, the Company entered into a Letter Agreement whereby it will acquire all of the outstanding common shares of Portal, a private company which owns, through an Argentinean subsidiary, a 100% interest in the Arroyo Verde project, consisting of three exploration-stage mineral concessions totalling 5,378 hectares located in the Patagonia region of Argentina. In consideration, the Company will issue 2,000,000 common shares to the two arms-length shareholders of Portal and will appoint these individuals to its board. The Company also proposes to raise up to $900,000 by two private placement financings involving the issuance of up to an additional 4,000,000 common shares. The Company has advanced Portal a $25,000 non-refundable deposit pursuant to the terms of the agreement, which remains subject to regulatory consent and shareholder approval.

·

SCHEDULE “B” – MAPS

FIGURE 1 - LOCATION MAP OF ARROYO-VERDE PROPERTY

LA PAMPA Province
Rio Colorado
Neuquen
Cipolletti
General Roca
RP-22
Rio Negro
Choele Choel
RIO NEGRO Province
BUENOS AIRES Province
RP-8
RN-2
Rio Negro
RP-23
Valcheta
San Antonio Oeste
RN-3
Viedma
Los Menucos
Maquinchao
Mina Gonzalito (Ag-Pb-Zn)
Arroyo Salado
Sierra Grande
(Fe)
Golfo San Matias
Cona Niyeu
Arroyo Verde
RIO NEGRO Province
CHUBUT Province
Puerto Lobos
ARROYO VERDE Property
Peninsula Valdes
Gan Gan
Telsen
RP-4
Puerto Madryn
Atlantic Ocean
Trelew
Rawson
RN-25
RN-3
Chile
Mendoza
Buenos Aires
Rio Negro
Chubut
Area of location map
Sta. Cruz
Atlantic Ocean
0 25 50 75 100 Km

LOCATION MAP
Arroyo Verde Property
Chubut Province, Argentina
Figure 2.1-1

FIGURE 2

5,350,379 N
5,350,300 N
5,350,000N
Marifil II
3,548,000 E
Arroyo Verde
3,551,700 E
~Main Dome
3,557,000 E
Marifil I
3,559,000 E
5,346,679 N
5,345,000 N
N
Coordinates by Gauss-Kruger
Compiled by Don White - Oct, 2003
5,344,000N
0 0.5 1.0 2.0
Kilometers

Figure 2.6-1 Land status map; showing three blocks of Arroyo Verde property.

- B-4 -

FIGURE 3

69°W
68°W
67°W
66°W
65°W
40°S
41°S
42°S
43°S
44°S
45°S
Los Menucos
Cerro Abanico Au-Ag
Co Chiquito Au-Ag
Dos Lagunas Au-Ag
Maquinchao
Ing. Jacobacci
Los Menucos Fm. volcanics
(Incl. Sierra Colorada Fm, Garamilla Fm, Las Pampas ignimbrite + equivalents)
San Antonio Oeste
Mina Gonzalito Ag-Pb-Zn
Golfo San Matias
Sierra Grande Fe
Meseta de Somuncura Basalts
42°S Rio Negro Province
Chubut Province
Mina Angela Au-Ag-Cu-Pb-Zn
Gastre
Navidad Ag-Cu-Pb-Zn
Gan Gan
Telsen
Arroyo Verde
Puerto Lobos
Puerto Madryn
Taquetrén Fm. volcanics
(Including Lonco Trapial Fm and equivalents)
Marifil Complex volcanics
(+ equivalents)
Trelew
Rawson
Atlantic Ocean
Camarones
Ø 25 50 75 100
Scale in km
N

Figure 3.1-1

GEOLOGIC SETTING OF ARROYO VERDE PROJECT
with respect to the volcanics of the Somuncura massif and other metal deposits

Compiled by Don White, Oct. 2003 from Rio Negro and Chubut provincial geologic maps (Gonzales, et. al., 1994; Lizuain, et. al., 1995)

FIGURE 4

SOMUNCURA MASSIF

El Cuy Fm.
Quaternary
Quaternary Gravels
Somuncura Fm, plateau basalts
Quaternary Gravels
Tertiary
Tertiary Gravels
Tertiary Gravels
Paso del Sapo Fm
Continental sedimentary
rocks
Chubut Group, continental sedimentary rocks
Cretaceous
Canadon Asfalto Fm
Continental sedimentary
Rocks
Jurassic
Taquetrén
Louco Trapial
orogenic volcanic rocks
Marifil Complex
15 m ignimbrite
166 m tuff, aggl.
La Porfia Fm,
69 m ss, agl.
Los Menucos
Martires
170 m ignimbrite
Puesto Piris Fm, conglomerate
Gamarilla
Triassic
Aguada del Bagual Fm
Brecha Salina Chica
Menedez
Lipetrén
Treneta
Paileman
La Irene
Sierra Grande Fm
Paleozoic
Proterozoic?
La Esperanza
Salina Gualicho

FIGURE 5

ERA	PERÍODO	ÉPOCA - EDAD	UNIDADES LITOESTRATIGRÁFICAS	LITOLOGÍA	AMBIENTE
CENOZOICO	Cuaternario	Holoceno	Sedimentos Actuales y Recientes a. Aluvio y coluvio b. Depósitos de bajos y de playa	Psefitas, psamitas y pelitas	Continental y marino litoral
		Pleistoceno superior	Formación Puerto Lobos	Psefitas	Marino litoral.
			Formación Eizaguirre	Psefitas, psamitas y pelitas	Continental aluvial.
		Pleistoceno inferior	Formación El Porvenir	Psefitas, psamitas.	Continental aluvial.
	Terciario	Plioceno	Formación Dos Naciones	Psefitas	Continental aluvial.
		Mioceno superior	Formación Puerto Madryn	Sedimentitas y tufitas	Marino sublitoral
		Mioceno inferior-Oligoceno superior	Formación Gaiman	Sedimentitas y tufitas	Marino sublitoral y litoral
		Eoceno medio	Formación Arroyo Verde — Miembro Cerrito Guacho	Calizas y chert	Marino sublitoral y litoral
			Formación Arroyo Verde — Miembro La Jarilla	Conglomerado, lumachelas y areniscas	
MESOZOICO	Cretácico	Maastrichtiano	Formación Puesto La Picada	Conglomerado, areniscas y coquinas	Marino sublitoral y litoral.
		Maastrichtiano-Campaniano	Formación Los Alamitos	Conglomerados, areniscas y pelitas	Continental aluvial
		Cenomaniano-Barremiano	Grupo Chubut	Sedimentitas y piroclastitas	Continental aluvial y volcánico.
	Jurásico	Jurásico medio-Jurásico inferior	Complejo Marifil — Vulcanitas no diferenciadas	Ignimbritas riolíticas	Continental volcánico.
			Complejo Marifil — Formación La Porfía	Vulcanitas ácidas y sedimentitas	
			Complejo Marifil — Formación Aguada del Bagual	Pórfiros riolíticos	Hipabisal.
			Complejo Marifil — Formación Puesto Piris	Conglomerados, tufitas ignimbritas	Continental aluvial y volcánico.
PALEOZOICO	Pérmico	Pérmico inferior	Diorita Méndez	Diorita	Plutónico.
	Silúrico	Silúrico medio	Formación Sierra Grande	Sedimentitas y piroclastitas	Marino y litoral.
	Paleozoico inferior (?)		Brecha Salina Chica	Brechas	Continental volcánico.
Paleozoico inferior o Precámbrico			Ectinitas El Jagüelito	Esquistos y metapelitas	Metamorfismo regional.

Table 3.1-3

STRATIGRAPHIC TABLE

To complement figure 3.1-2 and show lithologies and depositional environments for the Marifil Complex units and their basement and cover rocks.
Taken from Cortés (1987)

FIGURE 6

67° W
66° W
41° S
Somuncura
mesa basalts
Mina
Gonzalito
(Ag-Pb-Zn)
Golfo San Matias
Sierra
Grande
Arroyo de
La Ventana
Marifil
Complex
volcanics
Cona
Niyeu
Rio Negro
Chubut
42° S
Puerto
Lobos
Arroyo
Verde
prospect
Au prospects
Telsen
65° W
Golfo
Nuevo
Puerto
Madryn
N
Sierra
Chata
0 10 20 30 40 50
Scale in kilometers

REGIONAL STRUCTURAL GEOLOGY

of Arroyo Verde prospect with respect to faults cutting Marifil Complex volcanic rocks. From Rio Negro and Chubut provincial geologic maps. (Gonzales, et. al, 1994; Lizuain, et. al, 1995)
Compiled by Don White, Oct. 2003

Figure 3.2-1